SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Journal Communications, Inc.

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JOURNAL COMMUNICATIONS, INC.

333 West State Street

Milwaukee, Wisconsin 53203

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD WEDNESDAY, MAY 4, 2011

To our Shareholders:

We invite you to attend our 2011 Annual Meeting of Shareholders on Wednesday, May 4, 2011 at 9:00 a.m. Central Time at the Hyatt Regency Milwaukee, 333 West Kilbourn Avenue, Milwaukee, Wisconsin. Directions to the Hyatt Regency are printed on the back cover of the accompanying Proxy Statement. As we describe in the accompanying Proxy Statement, we will be voting on the following matters:

1.	the election of the three nominees named in the attached proxy statement as Class II directors,

2.	a non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in the attached proxy statement,

3.	a non-binding preference as to how frequently shareholders will vote on a non-binding resolution to approve the compensation of the Company’s named executive officers in future years,

4.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2011, and

5.	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

We have enclosed a proxy card along with this Proxy Statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it as soon as you can in the envelope we have provided. Alternatively, you may vote by calling the toll-free telephone number or using the Internet as described in the instructions provided on the enclosed proxy card. If you attend the Annual Meeting, then you may revoke your proxy and vote your shares in person if you would like.

Thank you for your continued support. We look forward to seeing you at the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.

Steven J. Smith

Chairman of the Board,

Chief Executive Officer and President

Milwaukee, Wisconsin

March 17, 2011

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on Wednesday, May 4, 2011

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2010 annual report to shareholders are available at http://www.journalcommunications.com/investors.

FREQUENTLY ASKED QUESTIONS

Q:	Why have I received this Proxy Statement?

Our Board of Directors has sent you this Proxy Statement, starting on or about March 17, 2011, to ask for your vote as a shareholder of Journal Communications, Inc. on certain matters to be voted on at our upcoming Annual Meeting.

Q:	What am I voting on?

At our Annual Meeting, you will vote (i) on the election of three Class II directors, (ii) on a non-binding resolution to approve the compensation of our named executive officers, (iii) to express a non-binding preference as to how frequently shareholders will vote on a non-binding resolution to approve the compensation of our named executive officers, and (iv) on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011. Our Board of Directors does not intend to bring before the Annual Meeting any other matter. In the event that any other matters properly come before the Annual Meeting, it is the intention of the Board-appointed proxies to vote the shares represented by each such proxy in accordance with their discretionary judgment on such matters.

We note that your broker will NOT be able to vote your shares with respect to items (i), (ii) or (iii) above if you have not provided directions to your broker. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Q:	What are my voting choices on the proposal inviting shareholders to endorse the non-binding resolution to approve the compensation of the Company’s named executive officers?

In the vote on the proposal inviting shareholders to endorse the non-binding resolution to approve the compensation of the Company’s named executive officers, as discussed and disclosed in this Proxy Statement, you may:

• vote in favor of the proposal,

• vote against the proposal, or

• abstain from voting on the proposal.

This non-binding resolution will require the affirmative vote of a majority of the votes entitled to be cast affirmatively or negatively by the shares of stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. This is an advisory vote, and as such is not binding on the Board.

Q:	What are my voting choices on the proposal inviting shareholders to express a non-binding preference as to how frequently shareholders will vote on a non-binding resolution to approve the compensation of the Company’s named executive officers?

In the vote on the proposal inviting shareholders to express a non-binding preference as to how frequently shareholders will vote on a non-binding resolution to approve the compensation of the Company’s named executive officers, you can express your preference to the Board that such vote occur every:

• one year;

• two years;

• three years; or

• abstain from voting.

You are not being asked to approve or disapprove of the Board’s recommendation for a vote every year, but rather to indicate your preference as among the frequency options. This is an advisory vote, and as such is not binding on the Board. However, the Board will take the results of the vote into account when deciding when to call for the next vote on a non-binding resolution to approve the compensation of the Company’s named executive officers. A scheduling vote similar to this will occur at least once every six years.

Q:	Do I need to attend the Annual Meeting in order to vote? How do I vote?

No. You may vote by mail using the enclosed proxy card, via the telephone, via the Internet or in person at the Annual Meeting. To vote by mail, simply mark your enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. To vote by telephone or via the Internet, follow the instructions provided on the enclosed proxy card. Even if you complete and mail the enclosed proxy card, or vote by telephone or the Internet, you may nevertheless revoke your proxy at any time prior to the Annual Meeting by sending us written notice, voting your shares in person at the Annual Meeting or submitting a later-dated proxy.

Q:	What happens if I sign and return my enclosed proxy card but do not mark my vote?

The individuals named in the enclosed proxy card as proxies will vote your shares (i) FOR the Board’s nominees for director, (ii) FOR the non-binding resolution to approve the compensation of our named executive officers, (iii) in favor of holding a vote on a non-binding resolution to approve the compensation of our named executive officers every ONE YEAR, (iv) FOR the ratification of our appointment of PricewaterhouseCoopers LLP, and (v) in their best judgment on other matters that may properly come before the Annual Meeting.

Q:	Who will count the votes?

Broadridge Financial Solutions, Inc. will count the votes for the Annual Meeting. We will also retain an Inspector of Elections for the Annual Meeting.

Q:	Who is entitled to vote?

If you owned shares of our class A common stock, class B common stock or class C common stock as of the close of business on February 25, 2011 (the “record date”), then you are entitled to vote.

You will be entitled to one vote per share for each class A share you owned on the record date; ten votes per share for each class B share you owned on the record date; and two votes per share for each class C share you owned on the record date.

Q:	How many shares of Journal Communications’ stock are entitled to vote at the Annual Meeting?

As of the record date, there were 43,313,362 class A shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 43,313,362 votes; 8,711,636.684 class B shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 87,116,366.84 votes; and 3,264,000 class C shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 6,528,000 votes.

Q:	What constitutes a quorum?

A “quorum” refers to the number of votes that must be in attendance at a meeting to lawfully conduct business. A majority of the votes of the class A shares, class B shares and class C shares entitled to be cast, or shares representing at least 68,478,865.42 votes, will represent a quorum for the purposes of electing directors, endorsing the non-binding resolution to approve the compensation of the Company’s named executive officers, expressing a preference as to how frequently shareholders will vote on a non-binding resolution to approve the compensation of the Company’s named executive officers, ratifying our appointment of PricewaterhouseCoopers LLP, and conducting any other business that may properly come before the Annual Meeting.

Q:	How can I help reduce costs for Journal Communications, Inc.?

If you would like to help reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the enclosed proxy card to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors (which we refer to as the Board) currently consists of nine directors, divided into three classes of three members each, designated as Class I, Class II and Class III, with the terms of one class of directors expiring each year. This year, the terms of our Class II directors expire at the Annual Meeting.

The Board has nominated Steven J. Smith, Mary Ellen Stanek and Owen Sullivan for election at the Annual Meeting as Class II directors to serve until the 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Six of our other directors will continue to serve on the Board as Class I or Class III directors until their respective terms expire as indicated below.

The individuals named in the enclosed proxy card as proxies intend to vote all proxies received FOR the election of all of the Board’s nominees. If a nominee becomes unable to serve as a director before the Annual Meeting, then the proxies will vote for another person that the Board recommends in place of that nominee.

Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares that are entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors. Any shares that do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

The following sets forth certain information, as of the record date, about the Board nominees for election as Class II directors at the Annual Meeting and each director whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms Expiring at the 2014 Annual Meeting of Shareholders

Steven J. Smith

Steven J. Smith, 60, is our Chairman of the Board, Chief Executive Officer and President. Mr. Smith was elected Chief Executive Officer in March 1998 and Chairman in December 1998. Mr. Smith was President from 1992 to 1998, and added the title of Chief Operating Officer in 1996. President was again added to his title in 2010. Mr. Smith has been a director since May 2003 and is a member of the Executive Committee. Mr. Smith was a director of our predecessor company since June 1987. Mr. Smith is also a director of Badger Meter, Inc., where he is chair of the compensation and corporate governance committee and a member of the audit and compliance committee. Mr. Smith’s long history with our Company and his skills and executive experience within all of the industries in which we operate qualify him to serve as the Chairman of our Board.

Mary Ellen Stanek

Mary Ellen Stanek, 54, has served as President of Baird Funds, Inc., a registered investment company, since September 2000, and Managing Director and Chief Investment Officer of Baird Advisors, Robert W. Baird & Co. Incorporated, since March 2000. Previously, Ms. Stanek was President of Firstar Funds, Inc., also a registered investment company, from December 1998 to March 2000, and President and Chief Executive Officer (from November 1998 to February 2000) and President and Chief Operating Officer (from March 1994 to November 1998) of Firstar Investment Research & Management Company, LLC. Ms. Stanek is a member of the Executive, Compensation and Human Resources Committees, chair of the Human Resources Committee and has been a director since August 2003. Ms. Stanek was a director of our predecessor company since June 2002. Ms. Stanek is also a director of Robert W. Baird & Co., Incorporated, Baird Financial Corporation, Baird Holding Company, Aurora Health Care System, Inc. and the West Bend Mutual Insurance Company and a

member of the Board of Trustees and the audit and finance committees at Northwestern Mutual Life Insurance Company. Ms. Stanek’s knowledge of and experience in the financial services industry, as well as her executive experience and long-standing relationship with and knowledge of our Company, qualify her to serve as a director of our Company.

Owen Sullivan

Owen Sullivan, 53, has served since 2005 as Executive Vice President of Manpower Inc., a professional staffing firm, and as Chief Executive Officer of Right Management, a Manpower subsidiary and a global provider of integrated consulting solutions across the employment lifecycle. Since 2003, Mr. Sullivan has also served as Chief Executive Officer of Jefferson Wells International, Inc., a Manpower subsidiary delivering professional services in the areas of internal audit, technology risk management, tax, and finance and accounting. Prior thereto, Mr. Sullivan was President of the Financial Services Group—Metavante Corporation, a provider of banking and payments technologies, from 1999 to 2001 and also served as an independent consultant from 2001 to 2003. Mr. Sullivan was elected to the Board on July 10, 2007 and is a member of the Compensation Committee. Mr. Sullivan’s knowledge of and experience in the organizational development and human resources management industry, as well as his executive experience and financial expertise, qualify him to serve as a director of our Company.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS CLASS II DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” EACH NOMINEE. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY PROPERLY EXECUTED BOARD-SOLICITED PROXIES RECEIVED PRIOR TO OR AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED “FOR” EACH NOMINEE.

Directors Continuing in Office

Terms Expiring at the 2013 Annual Meeting of Shareholders

David G. Meissner

David G. Meissner, 73, retired, served as volunteer Chairman of the Public Policy Forum, Inc., an independent, non-profit organization dedicated to providing information on community issues for government, businesses and citizens, from April 2002 to April 2004. Previously at the Public Policy Forum, Inc., Mr. Meissner served as the President from January 2000 to March 2002 and as the Executive Director from March 1995 to December 1999. Mr. Meissner is a member of the Human Resources and Nominating and Corporate Governance Committees and has been a director since April 2004. Mr. Meissner was a director of our predecessor company from June 1988 to February 2003. Mr. Meissner was nominated to our Board in connection with an agreement our Company has with the family of our former chairman and the founder of our prior employee-ownership trust, Harry J. Grant (as described under “Certain Transactions – Agreement with the Grant Family Shareholders”). Mr. Meissner’s knowledge of and experience in the journalism and marketing industries, as well as his executive experience, qualify him to serve as a director of our Company.

Ellen F. Siminoff

Ellen F. Siminoff, 43, is President and CEO of Shmoop, an educational website. She served as Chairman of Efficient Frontier, a leading provider of paid search engine marketing solutions, from February 2008 until September 2009, and served as its President and Chief Executive Officer from 2004 to February 2008. She was a member of the founding executive team at Yahoo! Inc., a company providing internet search and other capabilities, and from 1996 to 2004, she served at Yahoo! in a number of positions including Vice President, Business Development and Planning; Senior Vice President, Corporate Development; and Senior Vice President, Small Business and Entertainment. From 1994 to 1996, Ms. Siminoff worked for the Los Angeles Times as online classifieds manager. Ms. Siminoff and her husband founded EastNet, a global syndicate barter company distributing television programming to 14 emerging market countries in exchange for advertising time. Ms. Siminoff also serves on the board of directors for US AutoParts Network, Inc. and other public and private companies, including Solarwinds and Glu Mobile, Inc. Ms. Siminoff is a member of the Human Resources Committee and has been a director since February 2007. Ms. Siminoff’s knowledge of and expertise in internet-related industries, as well as her executive experience, qualify her to serve as a director of our Company.

Jeanette Tully

Jeanette Tully, 63, currently serves as Trustee for the Aloha Station Trust LLC. Prior to the Aloha Station Trust LLC, Ms. Tully was President and CEO of Radiovisa Corporation. Prior to Radiovisa Corporation, Ms. Tully was with Entravision Communications Corporation, where she served as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining Entravision in 1996, Ms. Tully was Executive Vice President and Chief Financial Officer of Alliance Broadcasting Company before its sale to Infinity Broadcasting in early 1996. From 1986 to 1994, Ms. Tully was Vice President of Communications Equity Associates, Inc., a media investment banking and brokerage firm. She also served as Chief Financial Officer of Harte-Hanks Communications’ Broadcasting and Entertainment Division. Ms. Tully is a Certified Public Accountant. Ms. Tully was elected to the Board in February 2005. She is Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Ms. Tully also serves on the Board of Directors of American Community Newspapers II LLC, a privately held company. Ms. Tully’s knowledge of and experience in the broadcasting industry, as well as her executive experience and financial expertise, qualify her to serve as a director of our Company.

Terms Expiring at the 2012 Annual Meeting of Shareholders

David J. Drury

David J. Drury, 62, has been the President, Chief Executive Officer and majority owner of Poblocki Sign Company LLC since July 1999. Poblocki Sign Company LLC is a privately held architectural exterior and interior sign company located in West Allis, Wisconsin. Mr. Drury is a Certified Public Accountant, a former partner of Price Waterhouse and served as a business consultant from 1997 to 1999. Mr. Drury is Chair of the Executive and Nominating and Corporate Governance Committees and serves as our Lead Director. He has been a director since August 2003. Mr. Drury was a director of our predecessor company since March 2003. Mr. Drury is a director and member of the nominating and corporate governance committee and chair of the audit committee at Plexus Corp. and a member of the Board of Trustees and a member of the human resources and compensation and finance committees at Northwestern Mutual Life Insurance Company. Mr. Drury’s executive experience and financial expertise, as well as his experience as a director for multiple other public companies, qualify him to serve as a director of our Company.

Jonathan Newcomb

Jonathan Newcomb, 64, is currently a Managing Director at the New York investment firm Coady Diemar Partners, with which he first became affiliated in November 2004. Mr. Newcomb was President and Chief Executive Officer of Cambium Learning, an education company located in Boston, from January 2006 until April 2007. Prior to that, he was a principal at Leeds Equity Partners, a New York private equity firm that invests primarily in information, education and training businesses. Mr. Newcomb served as Chairman and Chief Executive Officer at Simon & Schuster from 1994 until 2002. He also held positions as President and Chief Operating Officer and President of the Professional Publishing Group at Simon & Schuster from 1989 until 1994. Prior to that, he was President of McGraw-Hill’s Financial Information Group (S&P). Mr. Newcomb was elected to the Board in February 2005 and is a member of the Audit Committee. Mr. Newcomb is also a director and member of the audit committee at both BNA Corp. and United Business Media. Mr. Newcomb’s knowledge of and expertise in the publishing industry, as well as his executive experience and financial expertise, qualify him to serve as a director of our Company.

Roger D. Peirce

Roger D. Peirce, 73, has been a corporate consultant since his retirement as the Vice Chairman and Chief Executive Officer of Super Steel Products Corp. in January 1994. Between March 1995 and May 1996, Mr. Peirce was President and Chief Executive Officer of Valuation Research Corporation. Mr. Peirce is a member of the Audit, Compensation and Executive Committees, is the Chair of the Compensation Committee, and has been a director since August 2003. Mr. Peirce was a director of our predecessor company since September 1996. Mr. Peirce was Chairman of the Board of Directors of Demco, Inc., a privately held corporation, from January 1, 2007 until October 1, 2009. He was previously a director of Brady Corporation (until November 2007) and of Allete, Inc. (until May 2008). Mr. Peirce’s executive experience, financial expertise and experience as a public company director, as well as his long-standing relationship with and knowledge of our Company, qualify him to serve as a director of our Company.

Board Independence

The Board has adopted standards to assist it in making determinations regarding whether our directors are independent as that term is defined in the listing standards of the New York Stock Exchange. The current version of our standards is available on our website at www.journalcommunications.com. Based on these standards, the Board determined that Messrs. Peirce, Drury, Newcomb, Meissner and Sullivan and Ms. Stanek, Ms. Siminoff and Ms. Tully are independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. In addition to the foregoing, with respect to Mr. Meissner, the independent directors of the Board also considered the share ownership of the various trusts in which Mr. Meissner is the trustee, and the provisions of the Shareholders Agreement, dated as of May 12, 2003, as amended, by and among us, our predecessor company, Matex Inc., the Abert Family Journal Stock Trust, Grant D. Abert and Barbara Abert Tooman in reaching their independence determination. See “Certain Relationships – Agreement with Grant Family Shareholders.” Further, with respect to Ms. Stanek, the Board considered her relationship with Robert W. Baird & Co. (“Baird”) and the fees paid by the Company to Baird during fiscal years prior to 2009. No fees were paid by the Company to Baird during 2010.

Board Meetings and Committees; Leadership Structure; Board’s Role in the Oversight of Risk

Our Board currently maintains five standing committees: Audit, Compensation, Executive, Human Resources, and Nominating and Corporate Governance. In 2010, the Board met nine times.

Our Corporate Governance Guidelines provide that our Board reserves the right to vest the responsibilities of Chairman of the Board and Chief Executive Officer, or CEO, in the same individual if in their judgment that circumstance is in the best interest of our Company. In such circumstances, the Board will designate a lead director to preside at the meetings of the independent director executive sessions. Currently, the positions of Chairman and CEO are combined. Our Board has determined that this combined role most appropriately suits our Company at this time because Mr. Smith, our CEO, is the person best qualified to serve as Chairman given his long history with our Company and his skills and experience within the industries in which we operate. Our Board believes that there is no single best organizational model that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address our Company’s individual circumstances as and when appropriate. To supplement the combined Chairman and CEO position, our Board has created a Lead Director role. The Lead Director is an independent and empowered director who is appointed by the independent directors and who works closely with the Chairman. In addition to serving as the principal liaison between the independent directors and the Chairman and CEO, the primary responsibilities of the Lead Director are as follows:

•	To set the agenda for and preside at the Board’s executive sessions.

•

To review the schedule of issues to be discussed at regularly scheduled Board meetings, as such schedule is proposed by the Chairman and CEO, and to discuss the need and agenda for special meetings of the Board with the Chairman and CEO.

•	To advise the Chairman and CEO as to the quality, quantity and timeliness of the flow of information from Company management to the Board.

•	To assist the Board and its committees and the Company’s officers on compliance with and implementation of corporate governance issues.

•	To call meetings of the independent directors as appropriate.

•	To interview all Board candidates and to make recommendations on the same to the Nominating and Corporate Governance Committee.

•	To serve as Chairman when the Chairman and CEO is not present.

•	To serve as spokesperson for the Board to major shareholders or otherwise as requested by the Chairman and CEO or by the Board.

•	To conduct exit interviews with resigning senior managers.

•	To discuss the results of the Chairman and CEO’s performance evaluation with the Chair of the Compensation Committee and convey such results.

Further, the Lead Director will become the acting Chairman of the Board in the event of the death or incapacity of the Chairman and CEO, or in situations where it is not possible or appropriate for the Chairman and CEO to lead the Board. The Lead Director will also perform such other duties as may be necessary for the Board to fulfill its responsibilities or as may be requested by the Board as a whole, by the independent directors or by the Chairman and CEO.

In 2008, the Board appointed Mr. Drury as the Lead Director. As Lead Director, Mr. Drury, or his designee in the event of his absence, acted during 2010 as the presiding director for all executive sessions of the independent Board members. It is the Board’s practice to meet in executive session without management or Mr. Smith present in connection with regularly scheduled Board meetings.

Our full Board of Directors is responsible for the oversight of our Company’s operational risk management process. At least annually, the Board directs senior management to prepare an enterprise risk assessment report for delivery to the Board that addresses the major operational risks facing each of the Company’s operating businesses. The enterprise risk assessment report is presented directly to the Board at a regularly scheduled Board meeting by members of senior management, who are available to discuss issues with the directors. Follow-up discussions as deemed appropriate are scheduled with members of senior management and the full Board or the Audit Committee. Our Audit Committee and the full Board further review and comment on the draft risk factors for disclosure in our Annual Report on Form 10-K or Quarterly Reports on Form 10-Q and utilize the receipt of such draft risk factors to initiate discussions with appropriate members of the Company’s senior management if such risk factors raise questions or concerns about the status of operational risks then facing our Company. Our Board relies on the Audit Committee to address significant financial risk exposures facing the Company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board. Our Board relies on the Compensation Committee to address significant risk exposures facing the Company with respect to compensation, also with appropriate reporting of these risks to be made to the full Board. Our Board’s role in the oversight of our Company’s risk management has not affected our Board’s determination that the combined CEO/Chairman position is the most appropriate leadership structure for our Company at this time.

Shareholders or other interested parties who wish to send communications to the Board or to a particular member of the Board may do so by delivering a written communication to Mary Hill Leahy, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, Journal Communications, Inc., P. O. Box 661, Milwaukee, WI 53201-0661, who will promptly forward all appropriate written communications to the indicated director or directors. Alternatively, shareholders or other interested parties may contact our outsourced hotline at (800) 297-8132 and request that concerns be delivered to our Lead Director, Audit Committee chair, and/or to each or any of our directors.

Board members are expected to attend all Board meetings and all annual and special meetings of shareholders. All members of the Board were present at our 2010 Annual Meeting of Shareholders.

The following table sets forth the names of our directors who served on each of the standing committees of the Board in 2010, as well as how many times each committee met in 2010.

Board Member	Audit	Compensation	Nominating and Corporate Governance	Executive	Human Resources

Steven J. Smith				Ö
David J. Drury			Ö	Ö
David G. Meissner			Ö		Ö
Jonathan Newcomb	Ö
Roger D. Peirce	Ö	Ö		Ö
Ellen F. Siminoff					Ö
Mary Ellen Stanek		Ö		Ö	Ö
Owen Sullivan		Ö
Jeanette Tully	Ö		Ö
Meetings Held in 2010	10	4	3	1	3

During 2010, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which such director served during the year.

Audit Committee. Our Board maintains a standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The purposes of the Audit Committee include assisting the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee also provides an avenue for communication between internal audit, the independent auditors, financial management and the Board. The Audit Committee has the sole authority to retain and terminate our independent auditors. It is directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee also pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors (subject to certain de minimis exceptions for non-audit services).

In carrying out its responsibilities, the Audit Committee, among other things:

•

reviews and discusses with management and the independent auditors our interim financial statements and our annual audited financial statements, related footnotes and financial information, and recommends to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	discusses with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	reviews disclosures made to the Audit Committee by our Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q;

•	reviews the performance and independence of our independent auditors; and

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission, or SEC, as well as the director independence standards adopted by the Board. In addition, the Board has determined that each of Ms. Tully (Chair), Mr. Peirce and Mr. Newcomb qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC. The Board has adopted a written charter for the Audit Committee that is available on our web site at www.journalcommunications.com.

Compensation Committee. Our Board maintains a standing Compensation Committee. The purposes of the Compensation Committee include discharging the Board’s responsibilities relating to compensation of our executive officers. In carrying out its responsibilities the Compensation Committee, among other things:

•	determines and approves our compensation strategy;

•

annually determines and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of such goals, and, based on this evaluation, approves and annually determines the salary, bonus, equity grants (if any) and other benefits for the Chief Executive Officer in light of the corporate goals and objectives;

•

reviews and approves corporate goals and objectives relevant to the compensation of our other executive officers, and, in light of these goals and objectives, approves and annually reviews decisions regarding salary, bonus awards, and long-term incentive opportunities;

•	oversees our equity compensation plans, and reviews at least annually all such equity-based compensation plans and arrangements;

•	approves equity award grants and the forms of agreement evidencing such grants;

•

administers, periodically reviews and approves significant changes to our other long- and short-term incentive compensation plans, including determining the overall scope of participation in our incentive plans and which executive officers shall participate in the plans, as well as the overall scope and weighting of performance measures and target award levels under the plans;

•	determines the aggregate incentive compensation awards for all participants in the plans as a group;

•	reviews and approves change of control, severance and employment agreements with executive officers;

•	annually reviews and recommends to the Board changes in our compensation policy for non-employee directors;

•	oversees the preparation of the compensation discussion and analysis and the related Compensation Committee report for inclusion in our annual proxy statement and Form 10-K; and

•	performs any other functions required by applicable law, rules or regulations, including the rules of the SEC and the rules of the New York Stock Exchange.

The Compensation Committee’s authority and responsibilities are set forth in a written charter adopted by our Board that is available on our website at www.journalcommunications.com.

Delegation of Authority. The Compensation Committee may not delegate any of its responsibilities to management, but may delegate any of its responsibilities to subcommittees consisting solely of two or more members of the Compensation Committee.

Compensation Consultants. The Compensation Committee from time to time engages independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation programs and principles that are consistent with our business goals and pay philosophy. In 2010, the Compensation Committee engaged Towers Watson to provide a competitive analysis of the compensation levels of certain of our officers and to review the prevalence of various retirement programs among our peer companies. Towers Watson did not provide any additional services to the Company in 2010. The Compensation Committee has determined that it will engage an independent compensation consultant to provide a competitive market analysis similar to that conducted by Towers Watson in 2010 every other year. For additional information regarding the competitive analysis performed by Towers Watson, see “Compensation Discussion and Analysis.”

Composition of Committee. The Compensation Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. Mr. Peirce (Chair), Ms. Stanek and Mr. Sullivan are members of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation. No member of our Board of Directors or our Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee. Our Board maintains a standing Nominating and Corporate Governance Committee. The purposes of the Nominating and Corporate Governance Committee include identifying and recommending to the Board qualified potential director nominees for election at each of our annual shareholders’ meetings and developing and recommending to the Board our governance principles.

The Nominating and Corporate Governance Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on our web site at www.journalcommunications.com.

The Nominating and Corporate Governance Committee will consider candidates recommended by our shareholders for election as directors. Shareholders who wish to propose nominees for election as directors must follow certain procedures contained in our bylaws. In the case of nominees for election at an Annual Meeting, shareholders must send notice to our Secretary at our principal offices on or before December 31 of the year immediately preceding such Annual Meeting; provided, however, that if the date of the Annual Meeting is on or after May 1 in any year, notice must be received not later than the close of business on the day which is determined by adding to December 31 of the immediately preceding year the number of days on or after May 1 that the Annual Meeting takes place. In the case of nominees for election at a special meeting, shareholders must send notice to our Secretary at our principal offices not earlier than 90 days prior to such special meeting and not later than the close of business on the later of (i) the 60th day prior to such special meeting and (ii) the 10th day following the day on which public announcement is first made of the date of such special meeting. In either case, the notice must contain certain information specified in our bylaws, including certain information about the shareholders bringing the nomination (including, among other things, the number and class of shares held by such shareholder(s)) as well as certain information about the nominee (including, among other things, a description of all arrangements or understandings between such shareholder and each nominee and any other person pursuant to which the nomination is to be made, and other information that would be required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended). All business to be conducted at a special meeting must have been described in the notice of meeting sent to shareholders pursuant to our bylaws; as a result, nominations for directors at a special meeting may be made if the notice of such meeting includes the election of directors as an item of business to be conducted.

In its process to select director nominees, the charter directs the Nominating and Corporate Governance Committee to consider such criteria as skill set, experience, diversity, personal integrity and the ability to act on behalf of shareholders. The charter also directs the Nominating and Corporate Governance Committee to determine if the nominee satisfies the professional and governance standards established by the SEC and the New York Stock Exchange. In addition to these charter requirements, the Nominating and Corporate Governance Committee believes that our directors, including nominees for director, must meet certain minimum qualifications and possess certain qualities and skills. Specifically, the Nominating and Corporate Governance Committee believes that our directors and nominees must:

•	exhibit high standards of integrity, commitment and independent thought and judgment;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	have substantial senior management experience and/or financial expertise or other relevant experience and/or prior public company board experience;

•	possess a range of skills that will allow a Board member to provide sound guidance with respect to our operations and interests;

•

have the ability to dedicate sufficient time, energy and attention to ensure the diligent pursuit of his or her duties, including attending Board and committee meetings and reviewing all material in advance;

•	have the ability to discus major issues and come to a reasonable conclusion;

•	have the capability to understand, effectively discuss and make appropriate judgments with respect to issues of importance to our Company;

•	be collegial while having the ability to be direct and unafraid to disagree on important issues;

•	have the ability to represent us effectively to the financial press, investment institutions and other constituencies if requested by the Board; and

•	either have direct business exposure to the publishing or broadcasting industry and/or be able to participate in direct learning experiences about our major businesses.

While the Nominating and Corporate Governance Committee does not have a formal policy relating specifically to the consideration of diversity in its process to select director nominees, the Committee does consider ethnic, racial and gender diversity, as well as diversity of skill set, industry and professional experience and viewpoint, as part of its overall evaluation of candidates for director nominees. The Committee considers these diversity criteria as a part of its evaluation of each candidate for director.

The Chairman, Chief Executive Officer and President maintains an active list of potential Board candidates. The list is presented on a regular basis to the Nominating and Corporate Governance Committee, no less often than annually. Members of the Board, the Chairman, Chief Executive Officer and President, and various advisors and other parties (including shareholders) may from time to time present suggestions concerning Board candidates. Candidates are considered for the Board based on the selection criteria that has been established by the Board. The Nominating and Corporate Governance Committee will evaluate nominees for director submitted by shareholders who comply with the previously described procedures for submitting such nominations in the same manner as it evaluates other nominees.

Executive Committee. Our Board maintains a standing Executive Committee. The Executive Committee assists the Board in discharging its responsibilities with respect to the management of the business and affairs of the Company when it is impracticable for the full Board to act. The Executive Committee has such authority as may be delegated from time to time by the Board, and, in the intervals between meetings of the Board, can exercise the powers of the Board in directing the management of the business and affairs of the Company (except as limited by applicable law, regulation or listing standards). The Executive Committee is currently comprised of four members. The Board has adopted a written charter for the Executive Committee, a copy of which is available on our web site at www.journalcommunications.com.

Human Resources Committee. Our Board maintains a standing Human Resources Committee. The Human Resources Committee provides oversight of the policies and practices relating to employee relations and human resource activities, including, among others, hiring and retention policy, employee ownership culture activities and programs, talent management programs, performance management, diversity policies and practice, leadership development, management succession planning and design of retirement and welfare plan programs. The Human Resources Committee is currently comprised of three members. The Board has adopted a written charter for the Human Resources Committee, a copy of which is available on our web site at www.journalcommunications.com.

DIRECTOR COMPENSATION

The following tables provide information about the compensation earned by our non-employee directors during 2010 and their equity holdings as of December 26, 2010.

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
David J. Drury	58,500	59,000	—	117,500
David G. Meissner	36,503	70,001	—	106,504
Jonathan Newcomb	—	113,996	—	113,996
Roger D. Peirce	68,000	59,000	—	127,000
Mary Ellen Stanek	57,500	59,000	—	116,500
Jeanette Tully	66,000	59,000	—	125,000
Ellen Siminoff	—	103,000	—	103,000
Owen Sullivan	48,500	59,000	—	107,500

(1)	Except for Messrs. Meissner and Newcomb and Ms. Siminoff, who elected to take some or all their director compensation for 2010 in the form of stock awards, the amounts in this column reflect the sum of the basic annual retainer, committee retainer and meeting fees earned by each director as shown below:

Director	Role	Basic Annual Retainer ($)	Committee Retainer ($)	Meeting Fee ($)
Drury	Lead Director, Chair, Nominating Committee	30,000	10,000	18,500
Meissner	Director	30,000	—	17,504
Newcomb	Director	30,000	—	24,996
Peirce	Chair, Compensation Committee	30,000	7,500	30,500
Stanek	Chair, Human Resources Committee	30,000	5,000	22,500
Tully	Chair, Audit Committee	30,000	7,500	28,500
Siminoff	Director	30,000	—	14,000
Sullivan	Director	30,000	—	18,500

(2)	Reflects the grant date fair value of stock awards granted to our non-employee directors in 2010, which stock awards are described below. The fair value of these awards was determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation. The fair value of awards of unrestricted stock was determined by reference to the market price of the underlying shares on the grant date.

The following table shows the shares of stock awarded to each director during 2010, and the aggregate grant date fair value for each award.

Director	Grant Date	All Stock Awards: Number of Shares of Stock (#)	Full Grant Date Fair Value of Award ($)
Drury	4/28/2010	10,000	59,000
Meissner	2/9/2010	3,427	11,001
	4/28/2010	10,000	59,000
Newcomb	2/9/2010	3,582	11,498
	4/28/2010	12,203	71,998
	7/13/2010	2,772	11,504
	10/12/2010	2,320	10,997
	12/15/2010	1,646	7,999
Peirce	4/28/2010	10,000	59,000
Stanek	4/28/2010	10,000	59,000
Tully	4/28/2010	10,000	59,000
Siminoff	2/9/2010	3,116	10,002
	4/28/2010	11,525	67,998
	7/13/2010	2,410	10,002
	10/12/2010	1,899	9,001
	12/15/2010	1,234	5,997
Sullivan	4/28/2010	10,000	59,000

As of December 26, 2010, there were no restrictions on shares held by any of our non-employee directors. Four of our non-employee directors each hold 5,000 stock options that will expire in May 2011.

Annual Retainer. Our non-employee directors receive a base annual retainer of $30,000.

Committee Retainers. Mr. Drury received an additional $10,000 for his role as Lead Director and chair of the Nominating and Corporate Governance Committee. The chairs of the Audit and Compensation Committees received an additional annual retainer of $7,500 and the chair of the Human Resources Committee received an additional annual retainer of $5,000.

Meeting Fees. In 2010, non-employee directors received $1,500 for each Board or committee meeting attended except for teleconference meetings where he or she received a $1,000 fee.

Stock Awards. Our non-employee directors receive shares of unrestricted stock at each Annual Meeting of Shareholders. Each of our non-employee directors received 10,000 shares in 2010.

Other. We reimburse directors for their reasonable travel expenses relating to attendance at Board or committee meetings.

Meeting Attendance. Board members are expected to attend all Board meetings and all annual and special meetings of our shareholders. All members of the Board were present at our 2010 Annual Meeting of Shareholders.

Stock Ownership Policy. In 2005, we established stock ownership guidelines for our directors and certain executive officers as a way to better align the financial interests of our directors and executive officers with those of our shareholders. Directors are required to own 25,000 shares of stock. Attainment of these ownership levels will be reviewed regularly by the Compensation Committee. Directors were required to meet the guidelines by 2010 or, for new directors, within five years of his or her start date. As of December 26, 2010, all of our directors had achieved his or her stock ownership requirements.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal provides our shareholders with the opportunity to cast a vote either for or against a non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement. As discussed in the Compensation Discussion and Analysis beginning on page 20, we have designed our executive compensation program to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Our program provides total compensation opportunities at levels that are competitive in our industries, ties a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our business objectives, and closely aligns the interests of our executives with the interests of our shareholders.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 20 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 37, and cast a vote either for or against the following resolution:

“Resolved, that shareholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the non-binding resolution to approve the compensation of the Company’s named executive officers must exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” the non-binding resolution and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NON-BINDING

RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTES

ON EXECUTIVE COMPENSATION

As discussed above, the Board values the input of our shareholders regarding the Company’s executive compensation program. Shareholders are invited to express their view as to how frequently shareholders will vote on a non-binding resolution to approve the compensation of the Company’s named executive officers. Shareholders can advise the Board on whether such vote should occur every one, two or three years.

The vote on the frequency of future shareholder votes is an advisory vote, and as such is not binding on the Board. However, the Board will take the results of the vote into account when deciding when to call for the next vote on a non-binding resolution to approve the compensation of the Company’s named executive officers. A scheduling vote similar to this will occur at least once every six years.

The Board recommends that a vote on a non-binding resolution to approve the compensation of the Company’s named executive officers be held every year. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow shareholders to provide the Company with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this proposal.

Please mark on the Proxy Card your preference as to how frequently shareholders will vote on a non-binding resolution to approve the compensation of the Company’s named executive officers, as either every one, two or three years, or you may abstain from voting.

Assuming a quorum is present at the Annual Meeting, the advisory vote as to how frequently shareholders will vote on a non-binding resolution to approve the compensation of the Company’s named executive officers requires a plurality of the votes cast for the three options presented at the annual meeting. The frequency option that receives the most votes of all the votes cast in person or by proxy at the meeting is the one that will be deemed approved by the shareholders. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will have no effect in determining whether any frequency option has been approved and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR HOLDING A NON-BINDING

VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR.”

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ended December 25, 2011, as well as the effectiveness of our internal control over financial reporting as of December 25, 2011, and requests that our shareholders ratify the appointment. If shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider the appointment.

Audit services provided by PricewaterhouseCoopers LLP in 2010 included the audit of our consolidated financial statements and the effectiveness of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and the Public Company Accounting Oversight Board requirements, the review of quarterly financial statements and statutory and regulatory filings.

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, where they will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Assuming a quorum is present at the Annual Meeting, to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 25, 2011, the number of votes cast in favor of ratification must exceed the number of votes cast in opposition to it. If a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote either “for” or “against” ratification, either because the broker elects not to exercise its discretionary authority to vote on the ratification or does not have authority to vote on the ratification (a “broker non-vote”), then such broker non-vote will not constitute a vote “for” or “against” ratification and will be disregarded in the calculation of votes cast. However, broker non-votes and abstentions will be counted as present in determining whether there is a quorum present at the Annual Meeting.

Proxies solicited by the Board will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 25, 2011 unless the shareholder has specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Stock Ownership

The following table describes the beneficial ownership of our class A shares, class B shares and class C shares as of the record date held by (i) each of our directors and nominees and those of our current or former executive officers who are named in the Summary Compensation Table below under “Executive Compensation—Summary Compensation Table”; (ii) all of our current directors and executive officers as a group; and (iii) each person or entity that we know beneficially owns more than 5% of any class of our common stock. We believe that all of the people and entities listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock(1)			Class C Common Stock(2)
Name of Beneficial Owners	Shares	%	Shares		%	Shares		%
Directors and Executive Officers
Steven J. Smith	100	*	1,445,462	(3)	8.3%	—		—
Elizabeth Brenner	1,767	*	409,404	(4)	2.4%	—		—
Kenneth Kozminski	—	—	101,857		*	—		—
Andre J. Fernandez	2,500	*	243,636		1.4%	—		—
James P. Prather	—	—	29,140		*	—		—
Steven H. Wexler	—	—	66,029		*	—		—
David J. Drury	9,000	*	37,500	(5)	*	—		—
David G. Meissner	1,000	*	1,154,836	(5)(6)	6.6%	1,067,054	(6)	32.7%
Jonathan Newcomb	—	—	39,666		*	—		—
Roger D. Peirce	3,000	*	37,500	(5)	*	—		—
Ellen F. Siminoff	—	—	61,201		*	—		—
Mary Ellen Stanek	7,000	*	37,500	(5)	*	—		—
Owen Sullivan	—	—	24,041		*	—		—
Jeanette Tully	—	—	32,500		*	—		—
All directors and executive officers as a group (20 persons)	37,585	*	4,075,597	(7)	23.4%	1,067,054		32.7%

Other Holders
The Journal Company(8)	—	—	8,676,705		49.0%	—		—
LSV Asset Management(9)	2,193,200	5.1%	—		—	—		—
Gamco Investors, Inc.(10)	5,417,608	12.5%	—		—	—		—
MSD Capital, L.P.(11)	3,771,609	8.7%	—		—	—		—
BlackRock, Inc.(12)	2,355,782	5.4%	—		—	—		—
Matex Inc.(13)	—	—	293,534		1.7%	1,523,259		46.7%
Judith Abert Meissner Marital Trust(14)	—	—	966,915		5.5%	971,223		29.8%
Proteus Fund, Inc.(15)	—	—	—		—	360,000		11.0%
The Vanguard Group, Inc.(16)	2,252,076	5.2%	—		—	—		—

*	Denotes less than 1%

(1)	Each class B share is convertible at any time into one class A share.

(2)	Each class C share is convertible at any time into either (i) 0.248243 class A shares and 1.115727 class B shares, or (ii) 1.36397 class A shares.

(3)	Includes 637,000 shares of class B common stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $6.15 on the record date, Mr. Smith would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(4)	Includes 198,000 shares of class B common stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $6.15 on the record date, Ms. Brenner would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(5)	Includes 5,000 shares of class B common stock that may be purchased upon the exercise of vested stock options.

(6)	Mr. Meissner’s stock ownership includes 1,067,358.215 shares of class B common stock and 1,067,054.315 shares of class C common stock beneficially owned through his position as trustee of the Judith Abert Meissner Marital Trust and trusts for the benefit of Mr. Meissner’s children.

(7)	Includes 95,340 shares of class B common stock that have been pledged as security.

(8)	The Journal Company is our wholly owned subsidiary. Pursuant to applicable state law, the shares of class B common stock held by The Journal Company are not entitled to vote.

(9)	The number of shares owned set forth in the table is as of or about December 31, 2009, as reported by LSV Asset Management (“LSV”) in its Schedule 13G/A filed with the Securities and Exchange Commission. The address for this shareholder is One N. Wacker Drive, Suite 4000, Chicago, IL 60606. LSV has sole voting power with respect to 2,193,200 of these shares and sole dispositive power with respect to 2,193,200 of these shares.

(10)	The number of shares owned set forth in the table is as of or about August 12, 2009, as reported by Gamco Investors, Inc. et al (“Gamco”) in its Schedule 13D/A filed with the Securities and Exchange Commission. The address for this shareholder is One Corporate Center, Rye, NY 10580. Gamco has sole voting power with respect to 5,169,608 of these shares and sole dispositive power with respect to 5,417,608 of these shares.

(11)	The number of shares owned set forth in the table is as of or about December 31, 2010, as reported by MSD Capital, L.P. et al (“MSD”) in its Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011. The address for this shareholder is 645 Fifth Avenue, 21st Floor, New York, NY 10022. MSD has shared voting and dispositive power with respect to 3,771,609 of these shares.

(12)

The number of shares owned set forth in the table is as of or about December 31, 2010, as reported by BlackRock, Inc. (“BlackRock”) in its Schedule 13G/A filed with the Securities and Exchange Commission on January 21, 2011. The address for this shareholder is 40 East 52nd Street, New York, NY 10022. BlackRock has sole voting and dispositive power with respect to 2,355,782 of these shares.

(13)	The address for this shareholder is c/o Meissner, Tierney, Fisher & Nichols, S.C., 111 E. Kilbourn Avenue, Milwaukee, WI 53202. Matex Inc. is owned and controlled by Barbara Abert Tooman, an heir to Harry J. Grant, our former chairman.

(14)	The address for this shareholder is c/o Meissner, Tierney, Fisher & Nichols, S.C., 111 E. Kilbourn Avenue, Milwaukee, WI 53202. David G. Meissner is a beneficiary and trustee of the Judith Abert Meissner Marital Trust; consequently, the shares held by this shareholder are also reflected in Mr. Meissner’s holdings.

(15)	The address for this shareholder is 101 University Drive, Suite A2, Amherst, MA 01002.

(16)	The number of shares owned set forth in the table is as of or about December 31, 2010, as reported by The Vanguard Group, Inc. (“Vanguard”) in its Schedule 13G filed with the Securities and Exchange Commission on February 9, 2011. The address for this shareholder is 100 Vanguard Blvd. Malvern, PA 19355. Vanguard has sole voting and dispositive power with respect to 2,182,025 of these shares.

In Proposal 2, shareholders are invited to express their approval (or disapproval) of the compensation of the Company’s named executive officers as described in this proxy statement. In considering how to vote on Proposal 2 you should be guided by the following Compensation Discussion and Analysis, and the executive compensation tables and narrative disclosures contained under the heading “Executive Compensation.”

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” you will find a series of tables and narrative disclosure containing specific data about the compensation earned in 2010 by the following individuals, whom we refer to as our named executive officers:

•	Steven J. Smith, our Chairman, Chief Executive Officer and President,

•	Andre J. Fernandez, our Executive Vice President – Finance & Strategy and Chief Financial Officer,

•	Elizabeth Brenner, Chief Operating Officer of our publishing group and our Executive Vice President,

•	Kenneth Kozminski, former President of IPC Print Services, Inc. (“IPC”) and our former Vice President,

•	James P. Prather, Executive Vice President of our broadcast group and our Vice President, and

•	Steven H. Wexler, Executive Vice President of our broadcast group and our Vice President.

Executive Summary

Our Business. Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified local media company with operations in publishing, radio and television broadcasting and digital media. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and community newspapers and shoppers in Wisconsin and Florida. We own and operate 33 radio stations and 13 television stations in 12 states, and operate an additional television station under a local marketing agreement. Our digital media assets build on our strong publishing and broadcasting brands. In December 2010, we sold our printing services business.

Our Strategy and Evolution of the Media Industry. As a local media company, we are committed to generating leading local content that provides value to our advertisers and the communities we serve. In 2010 as the economy began to stabilize, we continued to be disciplined in our financial management and focused on reducing costs. We further reduced our workforce, froze salaries at their previously reduced levels, reduced operating expenses, deployed strict cost control measures throughout the Company and continued the suspension of dividends, all while producing leading local content that generates value for our advertisers and the communities we serve. We also strived to develop new sources of revenue within our broadcast, publishing and digital media businesses responding to the evolution of the local media business. Our financial and operational performance in 2010 improved over 2009.

In 2010, we delivered net earnings of $34.4 million on revenue of $376.8 million. Revenue grew by 3.1% in 2010 driven in part by political and issue advertising and Olympic advertising in our broadcast business. We also saw a reduction in the rate of revenue decline in publishing. Across our businesses we remained disciplined on costs, and we used our cash to reduce our notes payable to banks by $76.8 million in 2010, ending the year at $74.6 million.

Reflective of our compensation philosophy of pay for performance, the compensation of our named executive officers continued to be affected in 2010 by our financial results and stock price, both in the amount of cash compensation earned and the value of outstanding long-term equity awards. For example:

•	In April 2009, Messrs. Smith, Fernandez, Prather and Wexler and Ms. Brenner received a 6% salary reduction along with other employees in our publishing and broadcast businesses. These reduced salaries remained frozen for 2010, representing the second year in a row that base salaries for these officers have not been increased. During 2009 and for 2010, Mr. Kozminski’s salary was reduced by more than 6% as management of our printing services business took significant cuts in view of challenging business conditions.

•

Messrs. Smith, Fernandez and Kozminski and Ms. Brenner did not participate in the annual bonus plan in 2009 and, accordingly, did not receive annual cash incentive awards for 2009. The Compensation Committee reinstated their participation in our annual bonus plan for 2010, but reduced their target bonuses under the plan compared to the target bonuses for 2008 (which is the most recent year in which these officers participated in the bonus plan). The average aggregate payout for fiscal 2010 annual bonuses for our named executive officers was 191% of target.

•

We paid a 2% cash bonus for 2010 to employees (other than our named executive officers and any other employees who participated in the annual bonus plan) who were impacted by the wage reduction in 2009.

•

All of the outstanding stock appreciation rights, or SARs, held by our named executive officers and others remain significantly underwater and thus are not currently anticipated to deliver any value to their recipients.

•	In 2009 and 2010, equity awards were limited to grants to high impact, developing managers and other employees in recognition of special achievements.

•

In February 2009, we suspended Company matching contributions to our 401(k) plan, which continued throughout 2010. In order to assist our employees to save for retirement, we reinstated an enhanced 401(k) matching contribution effective January 1, 2011. This is a broad-based program available to all employees.

•

In addition, for an 18-month period beginning July 1, 2009, we suspended benefit accruals in our qualified and non-qualified pension plans for all active plan participants, including each of our named executive officers. Effective January 1, 2011, these freezes were made permanent.

Continuous Improvement in Compensation Practices. Our Compensation Committee is mindful of evolving practices in executive compensation and corporate governance. We implemented several new compensation practices in 2010 and we also maintained several long-standing compensation practices that we believe contribute to good governance. For example:

•

In advance of any legally mandated requirement, the Compensation Committee adopted a Compensation Recoupment Policy in 2010 that complies with the general parameters described in the Dodd-Frank Act. This policy is described more fully on page 34.

•

Our CEO voluntarily amended his Employment Agreement in 2010 to eliminate the so-called “modified single trigger” that would have entitled him to resign following a change in control without “good reason” and receive severance benefits. His agreement now provides severance only in the event of his involuntary termination without cause or for good reason.

•

Only two of our other named executive officers (Mr. Fernandez and Ms. Brenner) have change in control agreements. These “double-trigger” change in control agreements provide reasonable severance amounts, consisting of two times base salary and target bonus and two years of medical coverage, in exchange for a two-year non-compete and non-solicitation agreement.

•	We do not provide tax gross-up protection for change in control excise taxes or for any other compensation to our named executive officers.

•

The change in control definition contained in our equity incentive plans and change in control agreements is not a “liberal” definition that would be activated on mere shareholder approval of a transaction.

•

Our 2007 Omnibus Incentive Plan has “double-trigger” vesting for equity awards in the context of a change in control in which the award is assumed by the acquiring company. All awards granted under our 2003 Equity Incentive Plan have already vested and therefore would not be affected by that plan’s “single-trigger” change in control provision.

•	Our 2003 Equity Incentive Plan and 2007 Omnibus Incentive Plan expressly prohibit repricing of options or SARs (directly or indirectly) without prior shareholder approval.

•

We do not have high pay opportunities relative to our peers. In 2010, Towers Watson found that the Company’s actual total direct compensation (base salary, annual bonus and long-term incentives) for the positions reviewed was generally positioned significantly below the median when compared to both the media survey data and the peer group proxy data. See page 24 for more discussion about how we use peer group information to assess our executives’ pay opportunities.

•	Our Compensation Committee considers internal pay equity when making compensation decisions.

•	Our annual bonus plan is performance-based and has appropriate caps on bonus payouts. We have no history or intention of changing performance metrics mid-cycle.

•

None of our directors or executive officers engages in hedging activities involving Company stock. To formalize this position, we amended our insider trading policy in 2010 to expressly prohibit any employee or director from engaging in hedging activities involving Company stock, such as “cashless” collars, forward sales, equity swaps or other similar arrangements.

•	We do not provide generous executive perquisites or extraordinary relocation benefits and we have frozen our supplemental executive retirement program.

Brief Summary of Our Compensation Program for 2010. The following provides a brief overview of our fiscal 2010 compensation program as detailed later in this Compensation Discussion and Analysis:

•

The main objectives of our compensation program are paying for performance, aligning our named executive officers’ interests with those of our shareholders, and attracting and retaining qualified executives who can help us achieve and expand our business objectives.

•

There were no material changes to our compensation philosophy, objectives, or components from 2009 to 2010, except that we reinstated the participation of Messrs. Smith, Fernandez and Kozminski and Ms. Brenner in the annual bonus plan for 2010.

•	Our Compensation Committee makes all final compensation decisions regarding our named executive officers.

•

The Compensation Committee engages an independent compensation consultant to provide expertise on program design and implementation. Our Chief Executive Officer also provides input on compensation programs and policies and makes recommendations to the Compensation Committee with regard to compensation for our named executive officers other than himself.

•	The total direct compensation awarded to our named executive officers for 2010 consisted of base salary, annual cash incentive bonuses, and restricted stock awards.

•	In 2010, Mr. Kozminski received a cash retention bonus in connection with the consummation of the sale of our printing services business.

•

We encourage pay for performance with a short-term incentive program that provides for cash payments based on achievement of financial goals by the Company and its business units, as well as on individual performance measures. The Compensation Committee reduced the fiscal 2010 award opportunities for our named executive officers from the opportunities awarded in fiscal 2008 given the current economic environment. The fiscal 2010 financial performance goals for our named executive officers consisted of diluted earnings per share from continuing operations (for Messrs. Smith and Fernandez), operating earnings from IPC (for Mr. Kozminski), operating earnings from our publishing group (for Ms. Brenner), and operating earnings from our broadcast group (for Messrs. Prather and Wexler). For our named executive officers, the average aggregate payout for fiscal 2010 annual bonuses was 191% of target.

•

We encourage alignment of our named executive officers’ interests with those of our shareholders through the award of long-term equity grants. In fiscal 2010 this element of compensation to our named executive officers was awarded 100% in restricted stock awards that vest ratably over a three-year period.

•

Our named executive officers participate in the same welfare benefit programs at the same cost as other salaried employees. The only perquisite that we make available to certain of our named executive officers that we do not extend to all employees is club membership, which we encourage to be used for business entertainment purposes.

•

Two of our named executive officers (Mr. Fernandez and Ms. Brenner) are entitled to severance benefits upon termination of employment without “cause” or resignation for “good reason” within two years following a change in control of the Company. The change-in-control termination payments generally are based on 200% of the executive officer’s base salary and target annual bonus. Mr. Smith is entitled to severance payments (300% of base salary and target annual bonus) upon his termination of employment without “cause” or resignation for “good reason.” Mr. Kozminski was party to a retention agreement with us in 2010. We do not provide a gross up for taxes.

•

Following a compensation risk assessment, described on page 36, the Compensation Committee determined that the Company’s compensation plans, programs and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Company.

Objectives of Our Compensation Program

To best meet the challenges of running a business of our diversity and scope, we have designed our executive compensation program, under the direction of the Compensation Committee of the Board, to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. In order to do this effectively, our program must:

•	provide total compensation opportunities at levels that are competitive in our industries,

•	tie a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our business objectives, and

•	closely align the interests of our executives with the interests of our shareholders.

Role of the Compensation Committee

The Compensation Committee assists our Board in discharging its responsibilities relating to compensation of our executive officers. Each of the three members of our Compensation Committee is independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by our Board. Their independence from management allows the Compensation Committee members to apply independent judgment when designing our compensation program and in making pay decisions.

To assist in evaluating our compensation practices, the Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2010, the Compensation Committee engaged Towers Watson to provide competitive analysis of compensation levels for selected officers and to review the prevalence of various retirement programs among our peer companies. Specifically, Towers Watson conducted a competitive market assessment of the compensation levels of eight officers, including each of our named executive officers other than Mr. Kozminski, compared to Towers Watson’s 2010 Media Industry Executive Study* and a media industry proxy peer group assembled by Towers Watson consisting of the following companies:**

A.H. Belo Corporation	Media General, Inc.
Belo Corp.	Meredith Corporation
Entercom Communications Corp.	Nexstar Broadcasting, Inc.
Gannett Company, Inc.	Sinclair Television Group, Inc.
Gray Television, Inc.	The E. W. Scripps Company
Lee Enterprises Inc.	The McClatchy Company
LIN TV Corp.

*The 2010 Media Industry Executive Study was size-adjusted for our Company, based on our revenue for 2009, and also included companies with revenues of less than $1 billion.

**The media industry proxy peer group was assembled by Towers Watson as a subset of our 2008 proxy peer group, based on similarities of lines of business in their portfolios. The median revenue of this media industry proxy peer group in 2009 was $656 million. Our revenue in 2009 of $434 million placed us between the 25th percentile and the median of the group. Although comparisons varied by individual, in the aggregate Towers Watson found that both our target and actual total direct compensation (base salary, annual bonus and long-term incentives) for the positions reviewed was generally positioned significantly (more than 15%) below the median when compared to both the media survey data and the peer group proxy data, with our target levels being generally more competitive than our actual payouts. This was primarily a result of below-target or no payout under our 2009 annual bonus plan. We use the market information to test the reasonableness of the compensation decisions we make, but we do not target any element of our executive compensation package at a particular level or quartile within a particular peer group.

To further test the competitive positioning of our compensation levels, at the request of the Compensation Committee, Towers Watson focused on a smaller subset of the above proxy peer group, consisting of the five companies that most closely align with Journal’s scope, complexity and industry position (Belo Corp., LIN TV Corp., Media General, Inc., Sinclair Television Group, Inc. and The E. W. Scripps Company). Towers Watson observed that our compensation levels were more competitive compared to the smaller select peer group, though still under peer levels for base salary, target and actual total cash compensation and target and actual total direct compensation. This is partially due to the select peers offering moderately lower base salaries, and correspondingly lower bonus opportunities, than the other peer companies reviewed. However, because of the small sample size of the select peer group (five companies), Towers Watson concluded that observing these comparators over time would likely yield significant fluctuations in response to changes at only one or two companies.

Elements of Our Compensation Program

The key elements of compensation for our named executive officers are base salary, annual cash incentive awards and long-term incentives, such as equity awards that vest over several years. These pay components are based on an annual performance review and our performance against pre-established financial targets. Retirement benefit accruals and perquisites or other fringe benefits make up only a minor portion of the total annual compensation opportunity. For certain of our executive officers, we provide a substantial portion of the total annual compensation opportunity in equity-based awards. Stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our shareholders. The vesting and other design features of these awards, together with our stock ownership guidelines, encourage long-term stock ownership by our executive officers to further motivate them to create long-term shareholder value. We also provide change in control protection for certain of our named executive officers, and severance protection for our Chairman, Chief Executive Officer and President as discussed later in this Compensation Discussion and Analysis.

When making compensation decisions, the Compensation Committee analyzes tally sheets prepared for each of the named executive officers. These tally sheets are prepared by our finance department. Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and, if applicable, bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance scenarios. Separate tally sheets prepared annually by our finance department show, for each named executive officer, the potential payments upon termination of employment and change in control scenarios.

With regard to the performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under minimum, target and maximum payouts under our annual cash incentive compensation plan. For the value of termination of employment and change in control payments, the amounts are determined under each of the potential termination or change in control scenarios that are contemplated in the named executive officers’ agreements and under our equity compensation plan. The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation.

In its review of tally sheets in 2010, the Compensation Committee determined that all of these elements in the aggregate provide a reasonable and competitive compensation opportunity for each executive and that each element contributes to our overall compensation objectives discussed above.

Mix of Total Direct Compensation

Because executive officers are in a position to directly influence our overall performance, we deliver a significant portion of their compensation in the form of performance-dependent, short- and long-term incentive programs, including equity awards the value of which is dependent on financial performance as reflected in our stock price. The level of performance-dependent pay varies for each executive based on level of responsibility and internal equity considerations. Only a small portion of our officers’ total compensation is paid in a form other than current cash or equity-based incentives. The bulk of such other compensation is provided through retirement plans, including our 401(k) plan and pension plan. Perquisites and other types of non-cash benefits are used on a limited basis and represent only a small portion of total compensation for our executives.

The Compensation Committee, with the assistance of management and outside consultants, designs, administers and assesses the effectiveness of each element of our compensation program against the market and our overall compensation philosophy as discussed earlier in this Compensation Discussion and Analysis. The table below describes each element and its link to our compensation objectives.

	Retain executive talent	Reward individual performance and contribution to achieving business goals	Reward long- term performance in alignment with shareholders interest
Base Salary	X
Annual Incentive Plan	X	X
SARs and Restricted Stock	X	X	X
Other Compensation and Benefit Programs	X

Allocation of Total Direct Compensation

Each year, the Compensation Committee conducts a review of the relative mix of our compensation components. Specifically, we review the total direct compensation opportunity (i.e., the sum of salary, target annual and target long-term incentives) in the following categories:

•	fixed versus variable,

•	short-term versus long-term, and

•	cash versus equity-based.

We believe that a significant portion of our executives’ compensation should be at risk, and that risk should increase with the executive’s level of responsibility. For example, in 2010, Mr. Smith’s compensation mix had the highest concentration in combined annual bonus opportunity and long-term incentives. We also attempt to balance the short- and long-term focus of certain of our corporate executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity. For other executives, their primary responsibility is to drive the daily operating performance of the business and, therefore, their compensation mix is primarily short-term and cash-based.

The allocations that applied with respect to fiscal year 2010 appear in the chart below.

	2010 Total Compensation (1) Mix (Base Salary, Annual Cash Incentives and Long-Term Equity Incentive)
	% of Total Compensation that is:		% of Total Compensation that is:		% of Total Compensation that is:
	“Variable”	“Fixed”	Short- Term	Long- Term	Cash- Based	Equity- Based
Steven J. Smith	55%	44%	52%	48%	73%	27%
Andre J. Fernandez	47%	52%	61%	39%	81%	18%
Elizabeth Brenner	45%	54%	65%	35%	84%	16%
Kenneth Kozminski (2)	34%	66%	39%	61%	79%	21%
James P. Prather	31%	69%	100%	0%	100%	0%
Steven Wexler	28%	62%	100%	0%	90%	0%

(1)	As perquisites and other components reported in the All Other Compensation column of the Summary Compensation Table are included in the total compensation amount, the named executive officer’s sum of the percentages of “variable” and “fixed” components and sum of the percentages of cash-based and equity-based components of compensation may not equal 100%.

(2)	Excludes a $300,000 cash retention bonus.

Analysis of 2010 Compensation Decisions and Changes for 2011

Base Salary

We set the base salary levels for our named executive officers based on a variety of factors, including market salary information, the executive’s experience, geographic factors, and internal equity considerations. These decisions are based on the value of the position to our business strategies as well as on the individual executive holding the position. The Compensation Committee reviews the base salaries of our executive officers every year and whenever an officer is promoted. For 2010, the Compensation Committee elected to freeze base salaries at the reduced levels of 2009 (a 6% reduction from 2008 levels for each named executive officer other than Mr. Kozminski, whose base salary had been reduced by more than 6%), including base salaries for our named executive officers. This is the second year in a row that base salaries for these individuals have not been increased.

For 2011, Mr. Smith’s and Ms. Brenner’s base salaries remain frozen. Base salaries for Messrs. Fernandez, Prather and Wexler were increased, with adjustments at varying levels, based on market data and performance.

Annual Incentives

The purpose of the annual bonus plan is to reward participants for achieving pre-established one-year financial goals and a high level of individual performance that supports our annual business objectives. Providing a performance-based annual bonus opportunity helps officers and managers achieve their respective business plans for the year by keeping them focused on how their day-to-day decisions affect the achievement of short-term financial targets and provides incentives to maximize their personal contributions to our success. The annual bonus plan encourages and reinforces teamwork as well as individual contributions towards our stated business goals.

The Annual Management Incentive Plan is a subplan of the 2007 Omnibus Incentive Plan, and is designed to allow annual incentive awards that are fully deductible by us under Section 162(m) of the Internal Revenue Code (which we refer to as the Code). Under this annual bonus plan, the threshold performance goal for each plan year is that we achieve positive consolidated net earnings from continuing operations for such year, as reflected in our consolidated statements of earnings and filed with our Annual Report on Form 10-K for such fiscal year (which we refer to as Threshold Earnings Performance). In any year in which the Threshold Earnings Performance is achieved, the plan establishes an individual award limit for each participant which will be that person’s award unless the Compensation Committee uses its discretion to pay a lesser amount, which it is expected to do. To guide it in exercising such discretion, the Compensation Committee establishes intermediate performance goals and their respective weightings, and intermediate incentive opportunity ranges, as it deems appropriate to encourage and reward particular areas of performance, whether at the corporate, business unit or individual level.

In December 2009, the Compensation Committee designated participants in the annual bonus plan for 2010, which included each of our named executive officers. For 2010, participants in the annual incentive plan were eligible to earn a cash bonus if a minimum financial performance goal was achieved, and a higher cash bonus if a target or maximum financial performance goal was achieved. The Compensation Committee also approved the potential bonus range for each named executive officer, based on the achievement of these financial goals (weighted at 80%) and individual performance (weighted at 20%).

The threshold, target and maximum annual cash bonuses, expressed as a percentage of base salary, that could be earned in 2010 by our named executive officers were as follows:

Name	Threshold (% of base salary)	Target (% of base salary)	Maximum (% of base salary)
Steven J. Smith	17.5%	32.5%	65%
Andre Fernandez	15%	27.5%	55%
Elizabeth Brenner	15%	27.5%	55%
Kenneth Kozminski	10%	20%	40%
James P. Prather	12.5%	22.5%	45%
Steven H. Wexler	12.5%	22.5%	45%

Financial Performance. The entire financial component of the 2010 bonus opportunities for Messrs. Smith and Fernandez, whose duties were focused at the corporate level, was based on our diluted earnings per share from continuing operations. The Committee relies on this financial measure to align corporate executives’ actions with market expectations and encourage growth in shareholder value.

The financial component of the 2010 annual bonus opportunities for Messrs. Kozminski, Prather and Wexler and Ms. Brenner also took into account their divisional responsibilities, and was based on the operating earnings targets for our printing services business, our broadcast business and our publishing business, respectively. We selected operating earnings as a performance metric because it translates easily to operating earnings margin, which is a key measure we use when we communicate to our investors, analysts and management teams.

In setting the specific business unit financial performance targets for the annual bonus plan, we consider the profit plans approved for our various business segments. Each of our businesses develops a detailed profit plan in advance of each fiscal year using a “bottom-up” approach. The proposed plan for each business is presented to and reviewed by our corporate senior management team, challenged and revised, and then presented to our Board for approval. To reflect the evolving business environment for the media industry, in which particular business segments are experiencing a declining revenue environment and, in the case of our television business, the every other year cycle for political, issue and Olympics revenue, we design our bonus plan to encourage performance that would help us minimize the declines, even in cases where target profit plan performance was not achieved.

The following table shows the 2010 performance goals for each named executive officer, expressed as a percentage of his or her 2010 total bonus opportunity.

Name	Diluted EPS from Continuing Operations	Applicable Business Unit Operating Earnings	Individual Performance
Steven J. Smith	80%	—	20%
Andre Fernandez	80%	—	20%
Elizabeth Brenner	—	80%	20%
Kenneth Kozminski	—	80%	20%
James P. Prather	—	80%	20%
Steven H. Wexler	—	80%	20%

The following table shows the threshold, target, maximum and actual performance levels for each financial component of the 2010 bonus opportunities for our named executive officers. These targets are used in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Financial Measure	Threshold	Target	Maximum*	Actual
Diluted EPS from Continuing Operations	$0.33	$0.38	$0.43	$0.52
Broadcast Group Operating Earnings (1)	$26,751,000	$29,724,000	$33,291,000	$43,114,000
Publishing Group Operating Earnings (2)	$8,672,000	$9,636,000	$10,792,000	$17,265,000
IPC Operating Earnings (3)	$780,000	$867,000	$971,000	$820,000

*	Performance at or above the maximum level results in a maximum-level payout with respect to the financial performance component.

(1)	Based on a full allocation of corporate expenses and adjusted for Omaha building impairment charge.

(2)	Based on a full allocation of corporate expenses and adjusted for workforce reduction charges.

(3)	Based on a full allocation of corporate expenses. Due to the sale of IPC on December 13, 2010, a forecast of full year operating earnings was used to measure financial performance.

Individual Performance. As discussed above, the bonus opportunities for each of our named executive officers were based 20% on an assessment of individual performance. The individual performance measures are subjective and relate to each executive’s goals and objectives for the year. Our CEO’s performance was assessed by the Compensation Committee with input from the full Board. Our CEO recommended the assessment of each of our other named executive officers, which was then reviewed by the Compensation Committee.

2010 Results. In awarding 100% of the individual component of Mr. Smith’s 2010 incentive award, the Committee noted his role in the successful sales of IPC and PrimeNet; his assumption of operational leadership in our broadcast business, including the recruitment of a new vice president of sales; and his leadership of digital strategy development, among other achievements.

Messrs. Fernandez and Wexler each earned 94% of the individual portion of his 2010 annual bonus. Noted among Mr. Fernandez’ achievements as Chief Financial Officer were the successful amendment and extension of the Company’s credit agreement and his leadership of support-function centralization initiatives.

Mr. Wexler’s individual achievements in 2010 included his contributions towards the development of new programming in view of the expected retirement of long-tenured on-air talent; product strategy enhancements; and the evaluation, development and realignment of market management.

In her role as Chief Operating Officer of our publishing group, Ms. Brenner earned 96% of the individual portion of her 2010 annual bonus. Her individual achievements in 2010 included development of new mobile platform applications and social media products; revenue-generating initiatives; improvement in operating margins within our community publishing group; and continued expense management.

Earning 88% of the individual component of his 2010 incentive award, Mr. Prather’s achievements included his contribution to the successful launch of new shows; expense reduction and revenue improvement for our Boise television stations; and enhancements to our news position in Las Vegas.

Mr. Kozminski was awarded 100% of the individual portion of his 2010 annual bonus opportunity, based on his leadership role in the management of IPC during the marketing of the business; its successful sale in 2010; and driving revenues in a difficult business environment in the printing industry.

Changes for 2011. For 2011, the Compensation Committee increased the bonus payout opportunity for corporate and broadcast to better align the bonus opportunity with market compensation levels. Messrs. Smith, Fernandez, Prather and Wexler will have a target bonus opportunity for 2011 of 40%, 35%, 30% and 30%, respectively, of base salary. In addition, to more closely link the bonus opportunity with our strategic objective of growing market revenue share, financial target payouts may be reduced, in the discretion of the Compensation Committee, if aggregate market share does not increase and, in addition in the case of Messrs. Prather and Wexler, revenue share for specific markets overseen by them does not increase. The potential reduction will vary from 12.5% of the financial component for Messrs. Smith and Fernandez to 25% or 33% of portions of the financial component for Messrs. Prather and Wexler. Financial performance targets will continue to be based on diluted earnings per share for corporate and on operating earnings for publishing and broadcast. For Messrs. Prather and Wexler, their financial targets will be based on the individual station operating earnings for which they have direct management responsibility in addition to consolidated broadcast operating earnings.

For publishing, the bonus payout opportunity for 2011 was reduced to reflect continued economic challenges in the publishing business. Ms. Brenner will have a target bonus opportunity of 20.6% of base salary.

Long-Term Incentives

Incentive compensation that rewards performance over more than a one-year period is an important element in our overall compensation program because it focuses our executives’ attention on the long-term prospects of our businesses, aligns their vision with those of our shareholders, and provides an appropriate balance to the more immediate focus on annual financial and non-financial goals that our annual bonus plan provides. Historically, we provided long-term incentive compensation opportunities to certain of our named executive officers in the form of stock-settled SARs subject to annual pro rata vesting over a 3-year period. The majority (approximately 80% in terms of aggregate grant-date value) of these stock-settled SARs have a fixed base value equal to the fair market value of our class A common stock on the grant date and the remainder of such stock-

settled SARs have an escalating base value that increases each year over the life of the award. Stock-settled SARs have value to our executives only if our stock price increases over time. In this manner, the rewards to our executives correlate directly with increases in value to our shareholders. However, as of the end of 2009 and 2010, all of the SARs held by our named executive officers were significantly underwater, which means that they will have no value unless and until our stock price rises dramatically. SARs that are deeply underwater provide very weak, if any, incentive or retention value.

Accordingly, due to the need to retain key talent through current media industry and macro-economic challenges affecting our businesses, and the current depressed value of our stock, the Compensation Committee elected to make 100% of the long-term incentive grants in 2009 and 2010 in the form of restricted stock awards subject to annual pro rata vesting over a 3-year period. Restricted stock tends to have strong retention value for employees and requires fewer shares to deliver comparable grant value as SARs. More information regarding the long-term incentives granted to our named executive officers during 2010 can be found in the Grants of Plan-Based Award table and the Outstanding Equity Awards at Fiscal-Year End 2010 table.

For 2011, the long-term incentive grants were in the form of restricted stock awards. The grant date fair value of the restricted stock awards was higher than the grants in 2010. In addition, all corporate officers were included in the long-term incentive grants for 2011.

Additional Equity Compensation. We maintain the 2007 Omnibus Incentive Plan under which we are permitted to grant stock, stock options, SARs, stock units and performance units from time to time to our outside directors, officers and employees. In addition to the planned annual grants of equity awards as discussed above, occasionally management may recommend, and the Compensation Committee may approve, equity grants at the time of hire or as performance-based recognition awards. The value of these shares, the form of equity, and any restrictions are discussed and approved by the Compensation Committee prior to the grant being given.

Employee Stock Purchase Plan. We also maintain an Employee Stock Purchase Plan under which all of our employees, including our named executive officers, are permitted on or about each June 30 and December 31 to purchase through accumulated payroll deductions shares of our class B common stock at a 10% discount to the closing price of our class A common stock on the New York Stock Exchange on the purchase date. This broad-based plan encourages stock ownership by all ranks of our employees, thereby encouraging them to think like owners.

Retirement Benefits

Our named executive officers are, or have been, eligible to participate in the following retirement plans:

•	a tax-qualified 401(k) plan,

•	a tax-qualified pension plan (Messrs. Fernandez and Kozminski were not eligible for this plan),

•	a nonqualified supplemental benefit plan, and

•	a nonqualified deferred compensation plan.

Collectively, these plans were designed to facilitate retention and encourage our employees to accumulate assets for retirement. The 401(k) plan is a tax-qualified defined contribution benefit plan covering substantially all our employees. The plan allows employees to defer up to 50% of their eligible wages, up to the IRS limit, on a pre-tax basis. In addition, employees can contribute up to 50% of their eligible wages after taxes, subject to a maximum combined total contribution of 50% of eligible wages. Until February 2009, when the Company suspended the matching contribution as an expense reduction measure, each employee who elected to participate was eligible to receive Company matching contributions of $0.50 for each dollar contributed by the participant, up to 2.5% of eligible wages as defined by the plan. Effective January 1, 2011, the Company reinstated and enhanced its matching contribution, such that the match is $0.50 on each dollar contributed by the participant, up to 7% of eligible wages. The maximum match is 3.5% of eligible wages.

We previously made additional annual employer contributions into the 401(k) plan on behalf of certain employees not covered by the tax-qualified pension plan, such as Mr. Kozminski, and for those employees who elected to freeze their pension plan benefits. As an expense reduction measure, we suspended such annual employer contributions, as well as benefit accruals in our qualified pension plan and our non-qualified supplemental benefit plan, for all plan participants for an 18-month period, beginning July 1, 2009. Effective January 1, 2011, the annual employer contribution is no longer a component of the 401(k) plan and benefit accruals in our qualified pension plan and our non-qualified supplemental benefit plan have been permanently frozen. Mr. Fernandez only became eligible after the additional annual employer contribution was suspended.

A description of the tax-qualified pension plan and both of the nonqualified plans, the benefits of our named executive officers under those plans, and the terms of their participation can be found in the Pension Benefits and Nonqualified Deferred Compensation tables and the discussion following those tables.

Other Benefits and Perquisites

Our named executive officers participate in various health, life, and disability programs that are generally made available to all employees. The only perquisite that we make available to certain of our named executive officers that we do not extend to all employees is membership in one or two social clubs of the executive’s choosing. While our executives are allowed personal use of such club memberships, they are encouraged to and do consistently use such membership for business entertainment purposes. The cost to us of these club memberships for each of our named executive officers is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Termination and Change in Control Arrangements

Severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for Mr. Smith in his employment agreement and in change in control agreements with three other executive officers, including Mr. Fernandez and Ms. Brenner. Tax gross ups are not provided in any of our change in control agreements. Mr. Kozminski did not, and Messrs. Prather and Wexler do not, have change in control agreements. In addition, in 2010, we entered into a retention agreement with Mr. Kozminski to encourage his continued employment and commitment through the consummation of the sale of IPC. Detailed information regarding these agreements and the benefits they provide is included in the paragraphs following the Summary Compensation Table and in the Post-Termination Benefits section of this Proxy Statement.

The Compensation Committee evaluates the level of severance benefits to each such officer on a case-by-case basis and, in general, we consider these severance protections an important part of our executives’ compensation and consistent with competitive practices.

Many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with us during such a critically important but personally uncertain time, we provide severance benefits under the change in control agreements if the executive’s employment is terminated by us without cause or by the executive for “good reason” in connection with a change in control. A termination by the executive for “good reason” is designed to be conceptually the same as a termination by us without cause or, in effect, a “constructive termination.” In the context of a change in control, potential acquirors might otherwise have an incentive to induce an executive’s resignation through a material diminution in his or her position, authority, duties, responsibilities or compensation, to avoid paying severance. Therefore, we believe it is appropriate to provide severance benefits in these circumstances as well as for direct termination without cause.

In 2010, the Compensation Committee approved an amendment to Mr. Fernandez’ change in control agreement, which increased the severance multiple from 150% to 200% times his base salary and target annual bonus and increased the period for post-termination group health benefits from 18 to 24 months. The amendment made such benefits contingent on a non-competition covenant two years following termination and increased Mr. Fernandez’ current employee non-solicitation covenant period from 18 months to 24 months following termination of his employment. These amendments made Mr. Fernandez’ agreement consistent with the terms of Ms. Brenner’s agreement.

Awards granted under our 2003 Equity Incentive Plan vest automatically upon the occurrence of a change in control. While such a “single-trigger” approach to equity awards was not uncommon market practice at the time, after consideration of this approach, the Compensation Committee modified this treatment in our 2007 Omnibus Incentive Plan, so that the effect of a change in control on incentive awards granted under the newer plan depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, the awards will vest and payout upon the change in control. For example, in the case of performance-based incentive awards, it may be difficult to translate the existing goals and performance metrics to the acquiring company’s environment, and the parties to the transaction may decide to vest and payout those incentive awards at the time of the transaction. On the other hand, if awards are assumed by the acquiring company and equitably converted in connection with the transaction (as is often the case with service-based equity awards), then the awards will vest and payout only if the participant’s employment is involuntarily or constructively terminated within two years after the change in control. We believe this structure is fair to employees whose jobs are in fact terminated in the transaction, without providing a windfall to those who continue to enjoy employment with the acquiring company following the change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their incentive awards. All awards granted under our 2003 Equity Incentive Plan have already vested and therefore would not be affected by that plan’s single-trigger change in control provision.

Management of Compensation-Related Risk

We have designed our compensation programs to avoid excessive risk-taking. The following are some of the features of our program designed to help us appropriately manage compensation-related business risk:

•	Diversification of incentive-related risk by employing a variety of performance measures, including financial and individual performance;

•	A balanced weighting of the various performance measures, to avoid excessive attention on achievement of one measure over another;

•	Fixed maximum award levels for performance-based awards;

•

An assortment of vehicles for delivering compensation, including cash and equity based incentives with different time horizons, to focus our executives on specific objectives that help us achieve our business plan and create an alignment with long-term shareholder interests;

•	A compensation recoupment policy, as described below;

•	Stock ownership and retention guidelines applicable to senior executive officers, as described below; and

•	Equity grant procedures, as described below.

Compensation Recoupment Policy. Pursuant to the Sarbanes-Oxley Act, if we are required, as a result of misconduct, to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws, we must recover from the Chief Executive Officer and the Chief Financial Officer any bonus or other incentive-based or equity-based compensation from that executive officer (including profits realized from the sale of our securities) during the 12 months after the first issuance or filing of the noncompliant financial information. In addition, we voluntarily adopted a compensation recoupment policy effective January 1, 2011 that complies with the general parameters described in the Dodd-Frank Act. In the event that we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. securities laws, we will seek to recover from any current or former executive officer incentive-based compensation (including equity compensation) received during the three-year period preceding the date on which the accounting restatement was required to be made. The amount to be recovered is the excess of the amount paid calculated by reference to the erroneous data, over the amount that would have been paid to the executive officer calculated using the corrected accounting statement data. This compensation recovery would be applied regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. When the Securities and Exchange Commission issues final regulations implementing the compensation recoupment provisions of the Dodd Frank Act, we will amend our policy to conform with those regulations, as necessary.

A copy of the Company’s Compensation Recoupment Policy can be found on the Corporate Governance section of the Company’s website at www.journalcommunications.com

Stock Ownership and Retention Guidelines. The Company’s senior executive officers are required to hold a meaningful amount of Company stock throughout their tenures in their executive positions. This program assists in focusing executives on long-term success and shareholder value.

Title	Number of Shares	Approximate Multiple of Base Salary, based on year-end stock price
Chairman, CEO & President	175,000	1.19
Executive Vice President & COO Publishing	75,000	0.88
Executive Vice President & CFO	75,000	1.04
Senior Vice President & General Counsel	25,000	0.44

Equity awards granted to these officers may be used to satisfy their stock ownership requirements; however stock options and SARs do not count toward ownership guidelines until after exercise. Those subject to stock ownership guidelines were expected to meet the guidelines by 2010 or, for new hires, within five years of their hire date. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to the ownership guidelines. As of December 26, 2010, each of our named executive officers who were subject to our stock ownership guidelines had met his or her ownership requirements.

To facilitate Company share ownership, we also maintain an Employee Stock Purchase Plan, under which all of our employees, including our named executive officers, are permitted on or about each June 30 and

December 31 to purchase through accumulated payroll deductions shares of our class B common stock at a 10% discount to the closing price of our class A common stock on the New York Stock Exchange on the purchase date. Messrs. Smith and Fernandez and Ms. Brenner are current participants in our Employee Stock Purchase Plan.

Equity Grant Practices. Our Board maintains an internal policy on administration and accounting for equity awards. This policy provides, among other things, that annual merit-based equity awards will be approved at the regularly scheduled meeting of the Compensation Committee held in January or February of each year, and the grant date for such awards will be the third trading day after the release of our year-end earnings for the prior year. We would expect our stock price at that time to reflect the market’s reaction to the recent release of our financial information. The equity grant policy provides that annual grants, if any, will be approved at that January or February meeting even if the Compensation Committee in fact is aware of material non-public information at that time. By adhering to this normal schedule for annual grants, the Compensation Committee would not be influenced by whether the non-public information it may have would likely result in an increase or decrease in our stock price. The equity grant policy also provides that any equity grants that are not annual merit-based awards (such as grants to newly hired or promoted employees or other off-cycle awards or discretionary grants) will be made on the later of (a) approval of such grant by the Compensation Committee or (b) the first business day of the month following the triggering event, unless the Compensation Committee specifies a different grant date, which is on or after the approval date. The Committee made off-cycle awards of restricted stock in December 2009 and 2010 to facilitate retention of key employees in times of economic uncertainty and to recognize special achievements, but such special-purpose awards are not intended to change the normal schedule for annual merit-based equity awards. By regulating the timing of equity grants, we intend to eliminate any perception that grant dates might be timed to take advantage of a favorable stock price. On December 15, 2010, our Board approved an amendment and restatement of the Company’s equity grant policy to provide that (i) dividend equivalents, if any, awarded with respect to any performance shares or performance-contingent restricted stock units will be accrued by the Company during the restricted period and paid to the holder thereof only if and when the related underlying awards vest and become non-forfeitable, and (ii) unless the Compensation Committee provides otherwise, any dividends paid with respect to time-based restricted stock awards will be accrued during the restricted period and paid to the holder only if and to the extent that the award vests.

Tax and Accounting Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our named executive officers other than the Chief Financial Officer. However, compensation that qualifies for the performance-based compensation exemption from Section 162(m) is fully deductible by us, without regard to the limits of Section 162(m).

The 2007 Omnibus Incentive Plan is designed to allow the Compensation Committee to grant incentive awards that will qualify for the performance-based compensation exemption from Section 162(m), such as the SARs that we have in recent years granted as part of our compensation program. The Annual Management Incentive Plan, as a subplan of the 2007 Omnibus Incentive Plan, allows annual cash incentive awards that are fully deductible by us under Section 162(m). However, to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. For example, the service-based restricted stock awards that we granted in 2009 and 2010 are not eligible for the performance-based compensation exemption.

Under current accounting rules, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment, although a consideration, is not expected to have a material effect on our selection of forms of compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board oversees the compensation program of Journal Communications, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the above Compensation Discussion and Analysis. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2010, each of which will be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Compensation Committee:

Roger D. Peirce, Chairman

Mary Ellen Stanek

Owen Sullivan

Compensation Risk Assessment

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements do not provide our executives or employees with incentive to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of our Company or the investments of our shareholders. Specifically, based on discussions with management at its December 2010 meeting, the Board of Directors made an assessment of the Company’s primary business risks. The Compensation Committee considered these identified risks and the impact of the Company’s compensation programs on business risk. The Compensation Committee considered compensation programs that apply to employees at all levels, including, but not limited to, sales compensation programs (and related payback requirements for revenues not collected), special sales incentive programs, on-air talent incentives tied to ratings, management incentives, the absence of incentives related to pension or other benefit plan investment performance, and the absence of incentives for inappropriate competitive practices or other risks. The Compensation Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid to or earned by our named executive officers for the fiscal years ended December 26, 2010, December 27, 2009, and December 28, 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven J. Smith Chairman, Chief Executive Officer and President (PEO)	2010 2009 2008	752,000 795,692 798,077	97,760 — —	452,500 165,000 135,600	— — 526,980	391,040 — —	312,211 472,457 233,110	13,442 12,343 16,095	2,018,953 1,445,492 1,709,862
Andre J. Fernandez Executive Vice President, Finance and Strategy, and Chief Financial Officer (PFO)(6)	2010 2009 2008	366,600 387,900 60,000	37,806 — 100,000	126,700 117,850 103,200	— — —	161,304 — —	— — —	6,893 31,499 13,903	699,303 537,249 277,103
Elizabeth Brenner Executive Vice President; Chief Operating Officer of Publishing Group	2010 2009 2008	437,100 462,496 463,846	46,278 — —	126,700 56,100 67,800	— — 174,110	192,324 — —	15,767 37,522 35,412	3,482 4,204 8,587	821,651 560,322 749,755
Kenneth Kozminski(7) Former Vice President; Former President of IPC	2010	252,546	320,928	79,640	—	30,551	—	—	683,665
James P. Prather Vice President; Executive Vice President, Television and Radio of Journal Broadcast Group	2010 2009 2008	357,200 377,954 379,231	28,226 13,300 —	— 18,375 3,785	— — —	128,592 48,000 —	55,434 89,010 45,561	— — —	569,452 546,639 428,577
Steven Wexler Vice President; Executive Vice President, Television and Radio of Journal Broadcast Group	2010 2009 2008	329,000 345,585 347,308	27,759 12,500 —	— 18,375 5,299	— — —	118,440 44,000 —	42,132 66,126 55,269	54,689 2,273 68,343	572,020 488,859 476,219

(1)	Reflects the portion of the annual bonus earned under our Annual Management Incentive Plan that was based on personal performance. For 2010, for Mr. Kozminski, also reflects a $300,000 cash retention bonus related to the sale of IPC. For 2009, for Mr. Prather, $1,300 reflects a revenue-based bonus plan in connection with achieving sales goals at KTNV-TV and for Mr. Wexler, $1,500 reflects a revenue-based bonus plan in connection with achieving sales goals at WTMJ-TV. For 2008, for Mr. Fernandez, this column reflects a signing bonus of $100,000 granted to him in connection with the commencement of his employment with us.

(2)

Reflects the aggregate grant date fair value of awards of SARs, unrestricted stock and restricted stock granted to the named executive officers in the reported year. The grant date fair values of these awards were determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation. For 2010, the awards for which the grant date fair value is shown in this table are described in the Grants of Plan-Based Awards table. For 2009 and 2008, the awards for which the grant date fair value is shown in this table include awards granted in 2009 and 2008, respectively. The grant date fair value of awards of unrestricted stock and restricted stock was determined by reference to the market price of the underlying shares on the grant date. For additional information on the valuation assumptions relating to the SARs granted in 2008, please see Note 7 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 26, 2010.

(3)	Reflects the portion of the annual bonus, if any, earned under our Annual Management Incentive Plan that was based on financial performance. The bonus earned for the individual performance component of the annual bonus plan is reflected in the “Bonus” column of this table.

(4)	Reflects the increase for the reported year in actuarial present value of each named executive officer’s benefit under our defined benefit pension plan and supplemental executive retirement plan.

(5)	Amounts included in this column for 2010 are reflected in the following table.

	Smith	Fernandez	Brenner	Kozminski	Prather	Wexler
Club membership*	$13,442	$6,893	$3,482	—	—	—
Moving Expenses	—	—	—	—	—	$54,689

*	Reflects the aggregate cost to us of providing the benefit.

(6)	Mr. Fernandez joined us on October 20, 2008, and assumed the role of Chief Financial Officer on November 8, 2008.

(7)	Mr. Kozminski was not a named executive officer in 2008 or 2009. His employment with us terminated effective December 13, 2010.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 26, 2010 to our named executive officers.

2010 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Smith			105,280	195,520	391,040
		2/16/10				125,000	452,500
Fernandez			43,992	80,652	161,304
		2/16/10				35,000	126,700
Brenner			52,452	96,162	192,324
		2/16/10				35,000	126,700
Kozminski			20,928	41,856	83,712
		2/16/10				22,000	79,640
Prather			35,720	64,296	128,592

Wexler			32,900	59,220	118,440

(1)	Represents potential target payout opportunities for financial performance in 2010 under the annual bonus plan, based on intermediate performance goals established by the Compensation Committee to guide its exercise of discretion to pay less than the maximum individual award limits under the annual incentive plan.

(2)	Represents restricted shares of Class B stock granted under the 2007 Omnibus Incentive Plan, which vest in three equal annual installments beginning on the first anniversary of the grant date provided the officer remains employed as of each vesting date.

(3)	Represents the aggregate grant date fair value of each stock award, determined pursuant to ASC Topic 718.

Summary of Material Terms of Compensation Paid in 2010

Annual Bonus Plan. The Compensation Discussion and Analysis section of this Proxy Statement describes our Annual Management Incentive Plan under which our named executive officers were eligible to receive an annual cash bonus based on a combination of their individual performance and the achievement of certain financial goals. Eighty percent of the annual bonus opportunity for our named executive officers in 2010 was based on financial performance and 20% was based on an assessment of each executive’s individual performance.

Equity Awards. In 2010, we granted restricted shares of Class B stock to each of our named executive officers, other than Messrs. Prather and Wexler. The Class B stock is convertible into Class A stock (subject to certain limitations specified in the Company’s Amended and Restated Articles of Incorporation) on a 1-for-1 basis at no cost. The restricted shares vest in three equal annual installments beginning on the first anniversary of the grant date provided the officer remains employed as of each vesting date.

Employment Agreement with Mr. Smith. We maintain an employment agreement with Mr. Smith, our Chairman, Chief Executive Officer and President, pursuant to which he is entitled to an annual base salary of not less than his current base salary, as increased from time to time, and he is entitled to participate in all short-term and long-term incentive compensation plans, and savings, retirement and welfare plans and programs offered by us to our senior executives. Mr. Smith’s annual and long-term incentive target opportunities are required to be equal to or higher than the target opportunities set for other senior executive officers. The term of Mr. Smith’s employment agreement will expire on April 10, 2016. However, if a change in control occurs within two years prior to the expiration of the term of the employment agreement, the term will be extended for a period of two years following the date of the change in control. More information about Mr. Smith’s employment agreement appears later in this Proxy Statement, under the heading “Post-Termination Benefits.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 26, 2010 with respect to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Smith	149,184	(2)	74,816	(2)	7.57	2/15/2018	—		—
	78,588	(3)	39,412	(3)	(3)	2/15/2018	—		—
	220,000	(4)	—		13.31	2/16/2017	—		—
	75,000	(5)	—		(5)	2/16/2017	—		—
	—		—		—	—	166,750	(6)	850,425
	—		—		—	—	125,000	(7)	637,500
Fernandez	—		—		—	—	5,000	(8)	25,500
	—		—		—	—	56,695	(6)	289,145
	—		—		—	—	16,675	(9)	85,043
	—		—		—	—	35,000	(7)	178,500
Brenner	49,284	(2)	24,716	(2)	7.57	2/15/2018	—		—
	25,974	(3)	13,026	(3)	(3)	2/15/2018	—		—
	65,000	(4)	—		13.31	2/16/2017	—		—
	20,000	(5)	—		(5)	2/16/2017	—		—
	—		—		—	—	10,000	(10)	51,000
	—		—		—	—	56,695	(6)	289,145
	—		—		—	—	35,000	(7)	178,500
Kozminski(13)	—		—		—	—	—		—
Prather	—		—		—	—	500	(11)	2,550
	—		—		—	—	12,500	(12)	63,750
Wexler	1,000		—		19.95	2/17/2011	2,500	(10)	12,750
	—		—		—	—	12,500	(12)	63,750
							700	(11)	3,570

(1)	Reflects the value calculated by multiplying the number of shares of restricted stock by $5.10, which was the closing price of our class A common stock on December 23, 2010, the last trading day in our 2010 fiscal year.

(2)	Fixed-price SARs awarded to the named executive officer on February 15, 2008, under the 2007 Omnibus Incentive Plan. 33.3% of the SARs vested on February 15, 2009, 33.3% vested on February 15, 2010, and 33.4% vest on February 15, 2011.

(3)	Escalating-price SARs awarded to the named executive officer on February 15, 2008, under the 2007 Omnibus Incentive Plan. 33.3% of the SARs vested on February 15, 2009, 33.3% vested on February 15, 2010, and 33.4% vest on February 15, 2011. These SARs have an escalating base value which starts with the closing price of our class A common stock on the date of grant and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date.

(4)	Fixed-price SARs awarded to the named executive officer on February 16, 2007, under the 2003 Equity Incentive Plan. 33.3% of the SARs vested on February 15, 2008, 33.3% vested on February 15, 2009, and 33.4% vested on February 15, 2010.

(5)	Escalating-price SARs awarded to the named executive officer on February 16, 2007, under the 2003 Equity Incentive Plan. 33.3% of the SARs vested on February 15, 2008, 33.3% vested on February 15, 2009, and 33.4% vested on February 15, 2010. These SARs have an escalating base value which starts with the closing price of our class A common stock on the date of grant and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date.

(6)	Restricted Class B stock awarded on March 2, 2009, under the 2007 Omnibus Incentive Plan. 33.3% of the shares vested on March 2, 2010, 33.3% of the shares vest on March 2, 2011, and 33.4% of the shares vest on March 2, 2012.

(7)	Restricted Class B stock awarded on February 16, 2010, under the 2007 Omnibus Incentive Plan. 33.3% of the shares vest on February 16, 2011, 33.3% of the shares vest on February 16, 2012, and 33.4% of the shares vest on February 16, 2013.

(8)	Restricted Class B stock awarded to Mr. Fernandez on October 20, 2008, under the 2007 Omnibus Incentive Plan. 25% of the shares vested on October 20, 2009, 25% of the shares vested on October 20, 2010, 25% of the shares vest on October 20, 2011 and 25% of the shares vest on October 20, 2012.

(9)	Restricted Class B stock awarded to Mr. Fernandez on July 23, 2009, under the 2007 Omnibus Incentive Plan. 33.3% of the shares vested on July 23, 2010, 33.3% of the shares vest on July 23, 2011, and 33.4% of the shares vest on July 23, 2012.

(10)	Restricted stock awarded to Ms. Brenner and Mr. Wexler on February 3, 2006, under the 2003 Equity Incentive Plan. 100% of the shares vest on February 2, 2011, the fifth anniversary of the date of grant.

(11)	Restricted stock awarded to Mr. Prather and Mr. Wexler on February 15, 2008, under the 2007 Omnibus Incentive Plan. 100% of the shares vest on February 15, 2011, the third anniversary of the date of grant.

(12)	Restricted Class B stock awarded to Mr. Prather and Mr. Wexler on February 17, 2009, under the 2007 Omnibus Incentive Plan. 100% of the shares vest on February 17, 2011, the second anniversary of the date of grant.

(13)	Mr. Kozminski terminated employment with us on December 13, 2010. In connection with the sale of IPC, Mr. Kozminski’s restricted shares became fully-vested. Accordingly, he did not have stock awards outstanding as of December 26, 2010.

Option Exercises and Stock Vested

The following table summarizes amounts received in fiscal year 2010 upon the vesting of restricted stock for our named executive officers. Our named executive officers did not exercise any option awards in 2010.

2010 Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Smith	143,250	632,340
Fernandez	59,130	265,232
Brenner	58,305	263,956
Kozminski	63,500	293,020
Prather	750	2,715
Wexler	750	2,715

(1)	Represents the number of shares of restricted stock that vested in 2010 and the aggregate value of such shares of common stock based upon the fair market value of our common stock on the vesting date.

Pension Benefits

The following table sets forth certain information with respect to the potential benefits to our named executive officers under our qualified pension and supplemental executive retirement plans as of December 26, 2010.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Smith	Employees’ Pension Plan	32	621,480
	Supplemental Benefit Plan	32	2,490,076
Fernandez	Employees’ Pension Plan	N/A	N/A	N/A
	Supplemental Benefit Plan	N/A	N/A	N/A
Brenner	Employees’ Pension Plan	3.5	57,073
	Supplemental Benefit Plan	3.5	82,574
Kozminski	Employees’ Pension Plan	N/A	N/A	N/A
	Supplemental Benefit Plan
Prather	Employees’ Pension Plan	16.5	191,581
	Supplemental Benefit Plan	16.5	252,436
Wexler	Employees’ Pension Plan	19	184,571
	Supplemental Benefit Plan	19	129,881

(1)	The actuarial present value of the accumulated plan benefits was calculated using the accrued benefit valuation method and the following assumptions: a discount rate of 5.30%; normal retirement age based on the Social Security Normal Retirement Age, which varies based on the participant’s year of birth; and a post-retirement mortality rate derived from the RP2000 Combined Healthy Mortality Table (with no mortality assumed pre-retirement).

Employees’ Pension Plan

The Employees’ Pension Plan (which we refer to as the Pension Plan) is a defined benefit pension plan that provides benefits for our employees as well as employees of certain of our subsidiaries who meet minimum age and service eligibility requirements. The Pension Plan is completely funded by us. Our contributions are accrued based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974.

Subject to certain limitations, the monthly retirement benefit under the Pension Plan, assuming attainment of the retirement age specified by the plan and payments in the form of a life annuity, is determined in accordance with a formula that takes into account the following factors: final average compensation for the last five years of employment, number of years of benefit service, and an actuarially determined Social Security offset.

Mr. Fernandez does not participate in the Pension Plan because he was hired after May 1, 2006. Mr. Kozminski did not participate in the Pension Plan because employees in our printing services business were not covered by such plan. The retirement benefit for Messrs. Prather and Wexler and Ms. Brenner under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

•	0.65% of final average compensation times years of service (up to 35 years), plus

•	0.40% of final average compensation times years of service from 35 to 40 years, plus

•	0.65% of final average compensation in excess of “Covered Compensation” times years of service (up to 35 years).

For purposes of this formula, “compensation” in a given year means the participant’s gross annual compensation, excluding long-term incentive compensation that may be paid in cash or stock. “Covered Compensation” means average Social Security wage base during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age.

Mr. Smith was a participant in the Pension Plan prior to December 31, 1998, when a different formula was in effect. His Pension Plan benefit consists of the benefit account accrued as of December 31, 1998 under the prior plan formula plus the benefits determined under the above formula for service after December 31, 1998.

Our employees hired on or before May 1, 2006 automatically became participants in the Pension Plan on their entry date, which was the January 1, or July 1 after reaching age 21 and completing one year of eligible service with 1,000 hours. Pension Plan benefits will begin when a participant reaches normal retirement age for Social Security purposes. Benefits can begin as early as age 60, but the benefit will be lower than at normal retirement age. No named executive officer currently receives payments under the Pension Plan. Employees eligible to participate in the Pension Plan as of April 1, 2006 were given a choice to either stay in the Pension Plan or freeze participation in the Pension Plan on December 31, 2006 and receive a 3% annual employee contribution to our 401(k) plan starting in 2007. None of our named executive officers elected to freeze his or her participation in the Pension Plan.

On March 25, 2009, an amendment to suspend benefit accruals in our qualified pension plan and annual employer contributions to the 401(k) plan for all active plan participants for an 18-month period beginning July 1, 2009 was adopted. Effective January 1, 2011, the annual employer contribution is no longer a component of the 401(k) plan and benefit accruals under our qualified pension plan have been permanently frozen.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan (which we refer to as the SERP) is an unfunded, nonqualified defined benefit retirement plan. Under the SERP, certain executives are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan or our 401(k) plan. Benefits payable under the SERP are calculated without regard to the limitations imposed by the Code on the amount of compensation that may be taken into account under the Pension Plan or 401(k) plan. The purpose of the SERP is to supplement the benefits payable under the Pension Plan or 401(k) plan.

The Compensation Committee determines participants in the SERP, except for those individuals grandfathered as participants in the SERP as of December 31, 2006. Eligible employees include those executives whose benefits under the Pension Plan or 401(k) plan are affected by Code limitations. Each of our named executive officers participated in the SERP in 2010, though benefit accruals were frozen.

Amount of Supplemental Benefit. Executives who participated in the Pension Plan will receive a supplemental benefit equal to the excess, if any, of (i) the monthly benefit payable to the executive under the Pension Plan, computed without regard to the Code limitations, but taking into account for purposes of compensation under the Pension Plan only base pay plus annual incentive compensation (including any deferred amounts of base pay and annual incentive compensation), over (ii) the amount of monthly benefit actually payable to the executive under the Pension Plan as limited by the Code.

Executives who received an annual employer contribution pursuant to the 401(k) plan will receive a supplemental benefit based on the amount credited to an account established for the executive. At the time the annual employer contribution to the 401(k) plan is made on behalf of the executive for such year, an amount will be credited to the executive’s account equal to the difference between: (i) the annual employer contribution that would be made to the 401(k) plan computed without regard to Code limitations, but taking into account for purposes of compensation under the 401(k) plan only base pay (including any deferred amounts of base pay); and (ii) the amount of the annual employer contribution actually made on behalf of the executive under the 401(k)

plan as limited by the Code. Earnings will be credited to the account of each executive, from time to time, at the rate determined by the Compensation Committee.

Benefits which become payable to an executive under the SERP will be payable upon the later of executive’s attainment of age 60 or his or her termination of employment.

For purposes of calculating the SERP benefit, a participant’s “compensation” excludes long-term incentive compensation that may be paid in cash or stock. For example, the SERP benefit would not be affected by a participant’s SARs or restricted stock awards that vest over a period longer than one year, but the pension benefit under the SERP would be affected by any annual bonus payable in cash or stock.

On March 25, 2009, an amendment to suspend benefit accruals in our non-qualified executive retirement plan and annual employer contributions to the 401(k) plan for all active plan participants for an 18-month period beginning July 1, 2009 was adopted. Effective January 1, 2011, the annual employer contribution is no longer a component of the 401(k) and SERP plans, and benefit accruals under the Pension Plan and SERP have been permanently frozen.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to contributions to and withdrawals from our Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”) by our named executive officers during the fiscal year ended December 26, 2010. Messrs. Smith and Wexler and Ms. Brenner have not elected to participate in our Non-Qualified Deferred Compensation Plan and do not have an outstanding balance in such plan. Mr. Fernandez has recently elected to participate by deferring certain amounts to be paid in 2011.

2010 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Smith	—	—	—	—
Fernandez	—	—	—	—	—
Brenner	—	—	—	—	—
Kozminski	—	—	1,094	—	62,890
Prather	4,671	—	2,323	—	136,536
Wexler	—	—	—	—	—

(1)	Aggregate earnings are not includable in the Summary Compensation Table disclosure above.

(2)	Includes the amounts of employee contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year.

Our Deferred Compensation Plan allows participants to defer a portion of their base salary and a portion or all of their payment from the annual bonus plan. There is no limitation on the amount participants may choose to defer. The participant’s deferrals receive an annual return based on the prime interest rate minus 1.5%.

Upon a participant’s termination of employment, he or she may elect to receive his or her distribution in a lump sum or annual installments over a period of ten years. If a participant’s death occurs prior to the payment of any amounts to him under the Deferred Compensation Plan, other than payments for unforeseeable emergencies, the participant will receive his or her distribution in five annual installments. If a participant’s death occurs after the payment of any amount to him under the Deferred Compensation Plan, other than payments for unforeseeable emergencies, his beneficiary will receive the distributions in the same form as paid to the participant prior to his death. In the event of an unforeseeable emergency (as defined) either before or after the commencement of payments under the Deferred Compensation Plan, a participant may request that all or any portion of his or her benefits be paid in one or more installments prior to the normal time for payment of such amounts.

Potential Payments Upon Termination of Employment or Change in Control

Employment Agreement with Mr. Smith. As mentioned in the Compensation Discussion and Analysis of this Proxy Statement, we are party to an employment agreement with Mr. Smith, which provides benefits to him in the event of his termination of employment under certain conditions. The amount of the benefits varies depending on the reason for the termination, as explained below.

Termination for Cause; Resignation without Good Reason; Termination at End of Employment Period. If Mr. Smith is terminated for cause or resigns without good reason (as such terms are defined in the agreement), or if Mr. Smith’s employment is terminated at the end of the employment period, he will receive only the salary that is accrued through the date of termination. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Smith dies, or if we terminate his employment due to his disability, Mr. Smith (or his estate) will receive any salary accrued through the date of termination, plus a pro-rata portion of his target annual bonus earned through the date of termination.

Termination without Cause; Resignation for Good Reason. If Mr. Smith’s employment is terminated by us without cause or if he resigns for good reason, then in addition to accrued salary, he will be entitled to a pro rata target annual bonus for the year of termination and a severance payment equal to three times his then-current annual salary and target annual bonus. In addition, all of Mr. Smith’s outstanding equity awards will vest as of the date of termination, and we will continue to provide him with group health coverage for a period of 36 months. If a change in control occurs, for the following two years, Mr. Smith’s target annual bonus opportunity will be no less than it was for the last full fiscal year prior to the change in control. The employment agreement provides that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Code, then the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Restrictive Covenants. Mr. Smith’s employment agreement contains confidentiality, noncompetition and employee nonsolicitation covenants that apply during his employment with us and for 24 months after his termination of employment.

Benefits to Other Named Executive Officers in the Event of a Change in Control. We have change in control agreements with Mr. Fernandez and Ms. Brenner. Each agreement provides severance payments and benefits to the executive if his or her employment is terminated without cause or he or she resigns for good reason within two years after a change in control (as such terms are defined in the agreements). Mr. Kozminski did not have and Messrs. Prather and Wexler do not have change in control agreements.

Termination for Cause; Resignation without Good Reason; Termination at End of Employment Period. If the executive is terminated for cause or resigns without good reason within two years after a change in control, or if the executive’s employment is terminated at the end of the employment period following a change in control, he or she will receive only the salary that is accrued through the date of termination. No special severance benefits would be payable.

Termination Due to Death or Disability. If the executive’s employment terminates due to death or disability within two years after a change in control, he or she will receive any salary accrued through the date of termination, plus a pro-rata portion of the executive’s target annual bonus earned through the date of termination.

Termination without Cause; Resignation for Good Reason. If the executive’s employment is terminated by us without cause or if the executive resigns for good reason within two years after a change in control, then in addition to accrued salary, he or she will be entitled to a pro rata annual bonus for the year of termination and a severance payment equal to two times the executive’s then-current annual salary and target annual bonus. In addition, all of the time-based restrictions on the executive’s outstanding equity awards will lapse as of the date of termination, any options or SARs will vest and remain exercisable through the end of their original terms, and any performance awards will be governed by the terms and conditions of the plan under which they were awarded. We will continue to provide the executive with group health coverage for 24 months after his or her termination, except that our obligation to provide health coverage will end if the executive becomes employed by another employer that provides him or her with group health benefits.

The agreements provide that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Code, then the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Restrictive Covenants. Each of the agreements contains confidentiality and employee nonsolicitation covenants that apply during the executive’s employment with us and for 24 months after his or her termination of employment. The agreements also contain a noncompetition covenant that applies for 24 months after the executive terminates employment, unless he or she timely waives the severance benefits provided by the change in control agreement, in which case the noncompetition covenant will not apply.

Retention Agreement with Mr. Kozminski. On November 5, 2010, we entered into a retention agreement with Mr. Kozminski which provided that, upon the closing of a corporate transaction involving IPC (such as an asset sale, merger or other similar transaction), he would receive a retention payment equal to $300,000. Mr. Kozminski would have forfeited his rights to the retention payment upon his termination of employment prior to the closing date for any reason other than a termination by IPC without cause or his resignation for good reason (as such terms were defined in the retention agreement). The IPC transaction closed on December 13, 2010, and Mr. Kozminski received the retention payment described above in 2010. In addition, in connection with the sale of IPC, all of Mr. Kozminski’s restricted shares became fully-vested.

Summary of Potential Termination Payments and Benefits. The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment on December 26, 2010 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2010, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan, and death or disability benefits under our generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)	Retirement ($)(1)	Death ($)	Long- Term Disability ($)(2)	Termination without Cause or Resignation For Good Reason in connection with a Change in Control ($)
Smith
Cash Severance	—	2,989,200	—	—	—	2,989,200
Vested Account Balances(1)
Pension Plan	621,480	621,480	621,480	310,740	621,480	621,480
SERP	2,490,076	2,490,076	2,490,076	1,245,038	2,490,076	2,490,076
Benefits Continuation(2)	—	32,360	—	—	—	32,360
Retiree Medical(3)	63,147	63,147	63,147	—	63,147	63,147
Value of Unvested Equity Awards(4)	—	—	—	1,487,925	1,487,925	1,487,925
Total	3,174,703	6,196,263	3,174,703	3,043,703	4,662,628	7,684,108
Fernandez
Cash Severance	—	—	—	—	—	934,830
Vested Account Balances(1)
Annual Employer Contribution to 401(k) Plan	—	—	—	—	—	—
SERP	—	—	—	—	—	—
Benefits Continuation(2)	—	—	—	—	—	29,808
Retiree Medical(3)	—	—	—	—	—	—
Value of Unvested Equity Awards(4)	—	—	—	578,187	578,187	578,187
Total	—	—	—	578,187	578,187	1,542,821
Brenner
Cash Severance	—	—	—	—	—	1,114,605
Vested Account Balances(1)
Pension Plan	57,073	57,073	57,073	28,537	57,073	57,073
SERP	82,574	82,574	82,574	41,287	82,574	82,574
Benefits Continuation(2)	—	—	—	—	—	22,156
Value of Unvested Equity Awards(4)	—	—	51,000	518,645	518,645	518,645
Total	139,647	139,647	190,647	588,468	658,292	1,795,053
Kozminski(5)	—	—	—	—	—	—
Prather
Vested Account Balances(1)
Pension Plan	191,581	191,581	191,581	95,791	191,581	191,581
SERP	252,436	252,436	252,436	126,218	252,436	252,436
Value of Unvested Equity Awards(4)	—	—	—	66,300	66,300	66,300
Total	444,017	444,017	444,017	288,309	510,317	510,317

Name	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)	Retirement ($)(1)	Death ($)	Long- Term Disability ($)(2)	Termination without Cause or Resignation For Good Reason in connection with a Change in Control ($)
Wexler
Vested Account Balances(1)
Pension Plan	184,571	184,571	184,571	92,286	184,571	184,571
SERP	129,881	129,881	129,881	64,941	129,881	129,881
Value of Unvested Equity Awards(4)	—	—	12,750	80,070	80,070	80,070
Total	314,452	314,452	327,202	237,296	394,522	394,522

(1)	Represents amounts vested irrespective of termination of employment.

(2)	Represents Company-paid COBRA for medical and dental coverage based on 2010 rates for the following time period: Mr. Smith, 36 months; Mr. Fernandez, 24 months; and Ms. Brenner, 24 months.

(3)	Represents actuarially calculated present value of retiree medical benefit until age 65. In calculating the present value of such benefit, we referred to the Sex-Distinct Mortality Table RP2000 and assumed a discount rate of 4.95%. We also assumed a 10.0% annual rate of increase in the per capita cost of medical benefits for 2010, decreasing gradually to 5% by 2021 and remaining at that level thereafter.

(4)	Represents the value of unvested equity awards that vest upon the designated event. Pursuant to the 2003 Equity Incentive Plan, equity awards vest upon the occurrence of a change in control, or the executive’s termination of service with us due to death, disability or, with respect to equity awards other than those granted in 2007, retirement. Awards granted in 2010, 2009 and 2008 under the 2007 Omnibus Incentive Plan do not vest automatically upon a change in control if the awards are assumed by the acquiring company, but do vest upon the executive’s termination of service with us due to death or disability or, in some cases, upon his or her termination without cause or resignation for good reason. Awards of Class B restricted stock are valued as of year-end 2010 based upon the closing price of our class A common stock on the New York Stock Exchange on December 23, 2010, the last trading day in our 2010 fiscal year, of $5.10. Since the base value of all currently outstanding SARs exceeds this year-end closing price, they are valued at $0 in the table.

(5)	Mr. Kozminski terminated employment with us on December 13, 2010. As described above, in connection with the sale of IPC, Mr. Kozminski received a $300,000 retention bonus and all of his restricted shares became fully-vested.

Summary of Potential Payments upon a Change in Control. The following table summarizes the value of the payments that each of our named executive officers would receive if a change in control occurred on December 26, 2010, and the executive did not incur a termination of employment.

	Smith	Fernandez	Brenner	Kozminski	Prather	Wexler
Value of Unvested Equity Awards(1)	—	—	$51,000	—	—	$12,750

(1)	Represents the value of unvested equity awards which, pursuant to the 2003 Equity Incentive Plan, vest upon the occurrence of a change in control. Awards of restricted stock are valued as of year-end 2010 based upon the closing price of our class A common stock on the New York Stock Exchange on December 23, 2010, the last trading day in our 2010 fiscal year, of $5.10. Since the base value of all currently outstanding SARs exceeds this year-end closing price, they are valued at $0 in the table.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assisted the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee reviewed and discussed the audited financial statements for 2010 with management. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, Communication With Audit Committees, and Rule 2-07 of SEC Regulation S-X. In addition, PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with PricewaterhouseCoopers LLP its independence. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:

Jeanette Tully, Chairperson

Jonathan Newcomb

Roger D. Peirce

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DISCLOSURE

The Audit Committee of the Board appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010 and our shareholders ratified such appointment at the 2010 Annual Meeting of Shareholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions. In 2010, PricewaterhouseCoopers LLP performed an annual audit of our consolidated financial statements for inclusion in the 2010 annual report to shareholders and required filings with the SEC for the fiscal year ended December 26, 2010.

Audit Fees. The aggregate audit fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 26, 2010 and December 27, 2009 were $637,000 and $587,338, respectively. Audit fees include fees billed for professional services rendered for the audit of our annual financial statements and the effectiveness of internal controls over financial reporting under Section 404 of the Sarbanes Oxley Act and the Public Company Accounting Oversight Board requirements, the review of quarterly financial statements and statutory and regulatory filings.

Audit-Related Fees. The aggregate audit-related fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 26, 2010 and December 27, 2009 were $12,000 and $11,400, respectively. Audit-related fees include fees billed for assurance and related services for attest services and consultations concerning financial accounting and reporting matters not classified as audit.

Tax Fees. The aggregate tax fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 26, 2010 and December 27, 2009 were $0 and $0, respectively.

All Other Fees. All other fees for products and services other than those in the above three categories billed by PricewaterhouseCoopers LLP for the fiscal years ended December 26, 2010 and December 27, 2009 were $0 and $0, respectively.

Our Audit Committee does not consider the provision of non-audit services by PricewaterhouseCoopers LLP to be incompatible with maintaining auditor independence. Pursuant to the provisions of the Audit Committee charter, all audit services and all permitted non-audit services (unless de minimis) provided by our independent auditors, as well as the fees and other compensation to be paid to them, must be approved in advance by our Audit Committee. All audit, audit-related, tax and other services, if any, provided by PricewaterhouseCoopers LLP during 2010 were approved by our Audit Committee in accordance with 17 CFR 210.2-01(c)(7)(i) and the terms of the Audit Committee charter.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

Our Board adopted in February 2007 written policies and procedures regarding transactions with related persons. For purposes of the policy:

•	a “related person” means any of our directors, executive officers, nominees for director, five percent or greater shareholder or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each executive officer, director or nominee for director is required to disclose to the Nominating and Corporate Governance Committee certain information relating to related person transactions for review and approval or ratification by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee must disclose any material related person transactions to the full Board.

Disclosure to the Nominating and Corporate Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the transaction or of a material change to such a transaction. Under the policy, the Nominating and Corporate Governance Committee’s decision to approve or ratify a related person transaction is to be based on the Nomination and Corporate Governance Committee’s determination that consummation of the transaction is in, or was not contrary to, our best interests. The Nominating and Corporate Governance Committee has approved or ratified all related person transactions that occurred in 2010, all of which are described below.

Agreement with Grant Family Shareholders

In connection with our initial public offering, in May 2003 we entered into a shareholders agreement with our predecessor company, Matex Inc. and the Abert Family Journal Stock Trust (the latter two of which, including any successor thereto or permitted transferees thereof, such as Grant D. Abert, Barbara Abert Tooman and the Judith Abert Meissner Marital Trust and related family trusts, we refer to collectively as the Grant family shareholders). On August 22, 2007, the parties entered into an amendment to the shareholders agreement.

Pursuant to the amendment, we repurchased 3,200,000 shares of our class B common stock from Matex Inc. for $32 million, or $10 per share. In addition to the share repurchase, the amendment provided for, among other things, the following: (1) a lock-up on sales of the Grant family shareholders’ remaining shares in our Company through August 22, 2008, subject to certain exceptions; and (2) the elimination of the Grant family shareholders’ right to elect a second director to our Board based on the size of the Board. The amendment also granted us certain options to require the Grant family shareholders to convert certain shares as discussed below.

Pursuant to the shareholders agreement, as amended, the Grant family shareholders agreed not to transfer any of their shares during the three years following our initial public offering, except as otherwise provided for in the agreement or pursuant to a Board-approved business combination transaction or under Rule 144 of the Securities Act of 1933. In addition, the Grant family shareholders agreed that they will not exercise their rights under our articles of incorporation to purchase any available shares of class B common stock if, after the proposed purchase, the Grant family shareholders would own more than 17% of the class B common stock then outstanding.

Pursuant to the terms and conditions of the shareholders agreement, as amended, each year we may redeem, at 105% of the average closing price of the class A shares, class B shares then owned by the Grant family shareholders if the Grant family shareholders own more than 17% of the class B shares then outstanding. The Grant family shareholders may, however, before the redemption occurs, convert their class B shares subject to the redemption into class A shares without complying with the class B offer procedures set forth in our articles of incorporation.

The shareholders agreement, as amended, provides the Grant family shareholders with certain rights to register with the SEC some or all of their shares for resale to the public. The Grant family shareholders have the right to “demand” the registration of their shares, for resale, subject to the limitations described below. The Grant family shareholders also have the right to participate in certain of our proposed stock offerings to the public, subject to certain conditions. Notwithstanding these rights, we will not be obligated to effect any Grant family shareholder’s “demand” to register shares within 180 days after (1) the effective date of a registration in which the Grant family shareholders were notified of their rights to participate in an offering of ours or (2) any other registration of theirs. In addition, we may postpone for up to 180 days the filing or the effectiveness of any such Grant family shareholder’s “demand” registration statement if our Board determines that effecting such registration would have certain negative consequences.

The shareholders agreement, as amended, also provides that the Grant family shareholders will have the right to propose one director nominee to the Board. This right terminates when the Grant family shareholders hold less than 5% of the outstanding shares of our common stock. The Grant family shareholders’ nominee will be subject to applicable professional and governance standards. In connection therewith, the Grant family shareholders agree to take all actions necessary to elect all of our recommended nominees for director. David G. Meissner was nominated by the then existing Grant family shareholders and elected by our shareholders at the 2010 Annual Meeting of Shareholders for a term to expire at the 2013 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

The shareholders agreement, as amended, also allows us, in certain circumstances, to require the Grant family shareholders to convert some or all of their class C common stock into either shares of class A common stock or shares of both class A common stock and class B common stock (at their choice). Specifically, we have the option to require such a conversion if the number of outstanding shares of class C common stock falls below 1,088,000 shares (and our option in this situation is to require conversion of all remaining shares of class C common stock). In addition, after September 30, 2016, if there are more than 1,632,000 shares of class C common stock then outstanding we have the option to require the Grant family shareholders to convert all shares of class C common stock in excess of 1,632,000 shares.

Other Relationships

In February 2010, we sold certain assets relating to our PrimeNet business to an entity partially controlled by Mark J. Keefe, our former Vice President and the former President of PrimeNet, for an amount equal to $147,144 (following a working capital adjustment), additional payments of at least $700,000, and the assumption of certain liabilities of PrimeNet.

Jeffrey Kuether, the brother-in-law of Mr. Smith, our Chairman, Chief Executive Officer and President, received total cash compensation from Journal Sentinel, Inc. (“JSI”) in 2010 of approximately $133,000 for services provided to JSI as Automotive Manager. Mr. Kuether’s compensation was commensurate with the compensation paid by JSI to other similarly situated executives.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the SEC. Those people are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, all of those people complied with all Section 16(a) filing requirements in 2010, other Messrs. Newcomb and Siminoff who each filed a late Form 4 on October 15, 2010 with respect to a transaction on October 12, 2010, and Mr. Kozminski who filed a late Form 4 on December 21, 2010 with respect to a transaction on December 13, 2010.

Corporate Governance Matters

We have adopted a Code of Ethics for Financial Executives (meeting the definition of “code of ethics” as that term is defined in Item 406(b) of Regulation S-K) that applies to our Chief Executive Officer and senior financial and accounting officers and employees. We have also adopted a Code of Ethics, applicable to all employees, and a Code of Conduct and Ethics for Members of the Board of Directors, applicable to all directors, which together satisfy the requirements of the New York Stock Exchange regarding a “code of business conduct.” Finally, we have adopted Corporate Governance Guidelines addressing the subjects required by the New York Stock Exchange. We make copies of the foregoing, as well as the charters of our Board committees and our director independence standards, available free of charge on our web site at www.journalcommunications.com, and this information is available in print to any shareholder who requests it by writing to Mary Hill Leahy, Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661.

Incorporation By Reference

We filed our Annual Report on Form 10-K for the fiscal year ended December 26, 2010 with the Securities and Exchange Commission on March 4, 2011. This Proxy Statement incorporates by reference Items 7, 7A, 8 and 9 of Part II of that Annual Report on Form 10-K.

Miscellaneous

We will bear the cost of soliciting proxies. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose.

A shareholder who intends to present a proposal at, and have the proposal included in our Proxy Statement for, an Annual Meeting of Shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. In order to comply with such rule, proposals submitted for the 2012 Annual Meeting must be received by us by no later than November 18, 2011. A shareholder who intends to present a proposal at an Annual Meeting (including nominating persons for election as directors) but does not intend to have the proposal included in our Proxy Statement for such meeting must comply with the requirements set forth in our bylaws and discussed above under “Election of Directors – Board Meetings and Committees – Nominating and Corporate Governance Committee.” Under our bylaws, if we do not receive such notice prior to December 31, 2011 (assuming a meeting date before May 1, 2012), then the notice will be considered untimely and we will not be required to present such proposal at the 2012 Annual Meeting. If our Board chooses to present such proposal at the 2012 Annual Meeting, then the persons named in proxies solicited by the Board for the 2012 Annual Meeting may exercise discretionary voting power with respect to such proposal.

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling or writing Mary Hill Leahy, Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661, phone number (414) 224-2057.

We have filed an Annual Report on Form 10-K with the SEC for the fiscal year ended December 26, 2010. This Form 10-K will be bound with our 2010 annual report to shareholders and mailed to each person who is a record or beneficial holder of shares of our common stock on the record date for the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.

Mary Hill Leahy

Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer

Milwaukee, Wisconsin

March 17, 2010

DRIVING DIRECTIONS TO JOURNAL COMMUNICATIONS, INC.

2011 ANNUAL MEETING OF SHAREHOLDERS

Hyatt Regency Milwaukee

333 West Kilbourn Avenue

Milwaukee, Wisconsin 53203

Directions from the North:

Take I-43 South to the McKinley / Fond du Lac Avenue exit. Take McKinley Avenue east to 6th Street. Turn right on 6th Street. Follow 6th Street to Kilbourn Avenue. Turn left on Kilbourn Avenue. The Hyatt Regency will be on your right at 4th Street and Kilbourn Avenue.

Directions from the South:

Proceed north on I-94 West as it merges with I-43 North towards downtown Milwaukee. In downtown, follow the center lane marked I-43 North / Green Bay. Follow I-43 North to the McKinley / Fond Du Lac Avenue exit. Go east on McKinley Avenue to 6th Street. Turn right on 6th Street. Follow 6th Street to Kilbourn Avenue. Turn left on Kilbourn Avenue. The Hyatt Regency will be on your right at 4th Street and Kilbourn Avenue.

Directions from the Southwest:

Take I-43 North to the 894 East / I-43 North bypass. Stay left on the bypass and take I-43 North towards downtown Milwaukee. In downtown, follow the center lane marked I-43 North / Green Bay. Follow I-43 North to the McKinley / Fond Du Lac Avenue exit. Go east on McKinley Avenue to 6th Street. Turn right on 6th Street. Follow 6th Street to Kilbourn Avenue. Turn left on Kilbourn Avenue. The Hyatt Regency will be on your right at 4th Street and Kilbourn Avenue.

JOURNAL COMMUNICATIONS, INC. 333 WEST STATE STREET MILWAUKEE, WI 53201-0661

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the Nominees listed in the following proposal:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐
1.	Election of Directors

Nominees

01 Steven	J. Smith 02 Mary Ellen Stanek 03 Owen Sullivan

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2	Non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years

3	Non-binding preference as to how frequently shareholders will vote on a non-binding resolution to approve the compensation of the Company’s named executive officers in future years	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2011.	☐	☐	☐

NOTE: This Proxy when properly executed will be voted in the manner directed herein. If no direction is given, this Proxy will be voted FOR each of the Board of Directors’ nominees listed in Proposal 1, FOR Proposal 2, FOR 1 Year in Proposal 3 and FOR Proposal 4.

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000085384_1 R1.0.0.11699

JOURNAL COMMUNICATIONS, INC.

2011 Annual Meeting of Shareholders

May 4, 2011, 9:00 A.M. Central Time

Hyatt Regency Milwaukee

333 West Kilbourn Avenue

Milwaukee, Wisconsin 53203

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report is/are available at www.proxyvote.com.

This proxy is solicited on behalf of Journal Communications, Inc.’s Board of Directors.

The undersigned appoints Steven J. Smith and Andre J. Fernandez, and each of them, and each with full power of substitution, as Proxies to vote all of the shares of class A common stock, class B common stock and/or class C common stock of Journal Communications, Inc. held of record by the undersigned as of the close of business on February 25, 2011 at the 2011 Annual Meeting of Shareholders, to be held on May 4, 2011, or any adjournment or postponement thereof. The undersigned also acknowledges receipt of the 2010 Annual Report to Shareholders, the Notice of the Annual Meeting and the Proxy Statement. The undersigned hereby revokes any other proxy executed previously for the 2011 Annual Meeting of Shareholders.

This Proxy, when properly executed, will be voted in the manner the undersigned shareholder directs on the reverse side of this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR each of the nominees listed in Proposal 1. FOR Proposal 2, FOR 1 YEAR in Proposal 3 and FOR Proposal 4 listed on the reverse side of this card. Therefore, to direct a vote FOR each of the nominees listed in Proposal 1, FOR Proposal 2, 1 YEAR in Proposal 3 and FOR Proposal 4 you need not mark any box. Simply sign, date and return this Proxy.

If this Proxy is not returned, or if you do not vote via the telephone or the Internet, then the shares of Journal Communications, Inc. common stock you own will not be voted.

Please be sure to sign on the reverse side of this card exactly as your name appears next to the signature line.

Shares of class A common stock are entitled to one vote per share, shares of class B common stock are entitled to ten votes per share, and shares of class C common stock are entitled to two votes per share on each matter submitted to shareholders at the Annual Meeting.

Address	change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000085384_2 R1.0.0.11699